UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TrustCo Bank Corp NY
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TrustCo Bank Corp NY 2022 Proxy Statement

TrustCo Bank Corp NY 2022 Proxy Statement

5 Sarnowski Drive, Glenville, New York 12302
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Shareholders of TrustCo Bank Corp NY:
Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at the Trustco Bank Loan Center at 6 Metro Park Road, Albany, New York 12205, on May 19, 2022, at 10:00 AM Eastern Time, for the purpose of considering and voting upon the following matters:
1.	Election of the directors named in this proxy statement.
2.	Approval of a nonbinding advisory resolution on the compensation of TrustCo’s named executive officers.
3.	Ratification of the appointment of Crowe LLP as TrustCo’s independent auditors for 2022.
4.	Any other business that properly may be brought before the meeting or any adjournment thereof.
By Order of the Board of Directors,

Michael Hall, Corporate Secretary
April 1, 2022
YOUR VOTE IS IMPORTANT TO US
EVEN IF YOU PLAN TO PARTICIPATE IN THE MEETING IN PERSON, PLEASE, AS PROMPTLY AS POSSIBLE, SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE USING THE INTERNET OR TELEPHONE, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.
Important Notice Regarding the Internet Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 19, 2022:
This Notice, the Proxy Statement attached to this Notice, and TrustCo’s Annual Report to shareholders for the year ended December 31, 2021 are available free of charge at www.proxyvote.com.

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
TRUSTCO BANK CORP NY
PROXY STATEMENT SUMMARY
FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 2022
Proxy Statement Summary
This summary provides an overview of selected information in this year’s Annual Meeting proxy statement. We encourage you to read the entire proxy statement carefully before voting.
Participating in the Annual Meeting of Shareholders
Time and Date:	10:00 AM Eastern Time, Thursday, May 19, 2022
Place:	Trustco Bank Loan Center, 6 Metro Park Road, Albany, NY 12205
Record Date:	Shareholders as of the close of business on March 21, 2022 are entitled to vote
How to Vote:	Shareholders as of the record date may vote until 11:59 PM Eastern Time on May 18, 2022 and during the annual meeting
You may vote by:
•	voting your shares over the internet by going to www.proxyvote.com and using the instructions found in the Notice provided therewith
•	voting your shares by telephone at 1-800-579-1639 within the United States, U.S. territories or Canada using a touch-tone phone and following the recorded instructions
•	marking, signing, dating, and mailing your proxy in the postage-paid envelope provided with the proxy statement and returning it before the meeting date
Attending and Voting: Shareholders will be able to attend the meeting in person, vote shares, and ask questions during the meeting.
This proxy statement and the enclosed form of proxy were first mailed to shareholders on or about April 1, 2022.
Proposals to be Voted on by Shareholders
Proposal		Board Recommendation	Page Reference
1.	Election of Directors Named in This Proxy Statement	FOR (all nominees)	6
2.	Advisory Vote on Executive Compensation	FOR	12
3.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR	13
This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders and to transact any other business that may properly come before the meeting.

TrustCo Bank Corp NY 2022 Proxy Statement	1

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Board of Directors Snapshot
The Nominating and Corporate Governance Committee Charter requires that the committee seek board candidates that embody a broad range of talents and expertise. The most recent board candidates reflect these elements and the board’s commitment to achieving gender, racial, and ethnic diversity.
Board Diversity Matrix (As of March 21, 2022)
Total Number of Directors: 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			—
Did Not Disclose Demographic Background			—

Directors with Disabilities: 1
In Proposal One, our shareholders are asked to vote on the election of the individuals nominated by our board of directors and named in this proxy statement. This is the final year of a three-year phase in of the declassification of our board, meaning that all directors are standing for election to one-year terms for the first time this year.
The table below sets forth basic information concerning each nominee individually and highlights certain attributes of our nominees collectively.
Name	Age	Director Since	Independent?
Dennis A. DeGennaro (1)	77	2009	Yes
Brian C. Flynn	71	2016	Yes
Lisa M. Lucarelli	58	2017	Yes
Thomas O. Maggs	77	2005	Yes
Anthony J. Marinello, MD, PhD	66	1995	Yes
Robert J. McCormick (2)	58	2005	No
Curtis N. Powell (3)	68	2021	Yes
Kimberly A. Russell	53	2020	Yes
Frank B. Silverman	50	2020	Yes
(1)	Mr. DeGennaro serves as Lead Independent Director.
(2)	Mr. McCormick serves as President, CEO, and Chairman of the Board.
(3)	Mr. Powell was appointed to the board in September 2021.

2	TrustCo Bank Corp NY 2022 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Corporate Governance Highlights
At the 2019 Annual Meeting, a proposal to declassify our board of directors passed, and we also amended our Certificate of Incorporation and Bylaws to provide that directors will be elected by a majority of votes cast. Our board also adopted a director resignation policy for board members or nominees who receive more votes against their nomination than for their nomination. The annual election of directors is being phased in over a 3-year period that began in 2020, with all directors up for election to one-year terms beginning this year. Our commitment to good corporate governance is further illustrated by the following practices:
✔	Board independence (8 out of 9 currently serving directors are independent)
✔	Diversity of board skills and experience, as well as gender and race
✔	Lead independent director with robust duties
✔	Board oversight of environmental, social, and governance matters formalized by committee charter
✔	Robust stock ownership guidelines for directors and executive officers
✔	Clawback policy for executive officer cash and equity incentive compensation
✔	All directors attended greater than 75% of all 2021 board and committee meetings that they were eligible to attend
✔	Majority voting with director resignation policy for uncontested elections
✔	Declassified board with all directors up for election to one-year terms in 2022
✔	Year-round shareholder outreach program
✔	Ongoing director training and education
✔	Annual board and committee evaluations
✔	Enterprise-wide risk oversight and assessment in the board Risk Committee, with the Audit Committee focusing on cyber risk.
✔	Nominating and Corporate Governance Committee focusing on ESG risk and the Compensation Committee focusing on compensation risk
Environmental, Social, and Governance
We are increasingly focused on key environmental, social, and governance (ESG) risks and on providing transparency around our ESG efforts. We are committed to implementing or continuing our initiatives and investment in human capital management, climate change, information security and data privacy, financial access, and community outreach efforts. In December 2020, we formally established board oversight by selecting the Nominating and Corporate Governance Committee to oversee our ESG risk management efforts. In November 2021, the Nominating and Corporate Governance Committee formally amended its charter to add to the committee’s mission oversight of the Company’s ESG program, activities, and related policies, operational controls, and disclosures and to formalize the requirement that the committee receive updates about such matters as needed, but at least quarterly. For more information on our focus and enhancement of our ESG efforts, please visit the Corporate Sustainability section of our company website at www.trustcobank.com/corporate-sustainability.
COVID-19 Response
In response to the COVID-19 pandemic as it and its impacts have evolved over time, we focused on the safety of our employees and customers, while ensuring that we sustained business operations in a safe and sound fashion. These efforts included remote work when possible, relocation of internal department staff to separate team members responsible for critical functions, and reorganization of work spaces to permit physical distancing. For our employees, transparent barriers have been installed as needed and large internal meetings have shifted to video platforms to avoid congregation of large groups of people. For our customers, we installed barriers in our branches, posted physical distancing markers, and developed protocols for sanitizing public spaces. Rigorous cleaning protocols have been established for all facilities and public health guidelines have been fully implemented. We also developed a relief program that included deferral of payments and interest on loans and low-rate, small-dollar loans for affected consumers. As described elsewhere in this proxy statement, almost entirely, borrowers who took advantage of payment deferrals have returned to payment-as-agreed status within the terms contemplated by their deferrals.

TrustCo Bank Corp NY 2022 Proxy Statement	3

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Shareholder Engagement and Responsiveness
In 2021, TrustCo continued to reach out to its large investors representing approximately 51% of its outstanding shares. Through that outreach, TrustCo had conversations with investors representing approximately 16% of the outstanding shares. We had meaningful dialog on ESG-related matters, corporate sustainability, and diversity, equity, and inclusion. Our COVID-19 response also was a topic of discussion. In response to the input received and discussions among management and the Board over the past several years, TrustCo has made significant and meaningful changes to the way it approaches governance and the way it discloses information about its ESG program, human capital management, corporate sustainability, diversity, banking operations, and the compensation of its executive officers. The goal of these efforts is to provide shareholders with the data needed to fully evaluate the Company’s performance as measured against relevant metrics. The Company’s governance and human capital management structures described herein, TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, and on the Company’s web site demonstrate TrustCo’s commitment to such matters.
Compensation Philosophy and Practices
Philosophically, we seek to provide an executive compensation program that is consistent with promoting sound risk management and long-term value creation for our shareholders. Our executive compensation program is designed to promote the following compensation objectives:
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives,
•	Align executive interests with the interests of our shareholders to encourage their focus on long-term return to shareholders and consideration of risk management, and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly-talented, results-driven executives as the need may arise.
Practically, for 2021 the compensation program operated as intended with respect to relating pay and performance. As set forth below 2021 payouts under both the Executive Officer Incentive Plan and the 2018 Performance Share Awards were reduced based upon performance relative to plan metrics.
At our 2021 annual shareholders meeting, shareholders representing 95.13% of the votes cast supported the “say-on-pay” vote.
What We Do
✔	Tie a substantial portion of executive pay to corporate performance
✔	Provide for more than one metric for vesting under our performance share awards
✔	Establish separate metrics for our short-term and long-term incentives plan designs to evaluate performance
✔	Use balanced performance metrics which consider both the Company’s absolute performance and its relative performance versus peers
✔	Maintain a robust clawback policy covering all executive officer incentive-based awards for material financial statement restatement or material fraud or misconduct
✔	Require stock ownership and retention guidelines for executive officers and directors
✔	Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance and executive compensation practices
What We Don’t Do
✘	We do not grant multi-year guaranteed incentive awards for executive officers
✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✘
We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013 (five of seven executive officers of the Company do not have tax gross ups in their employments agreements)

✘	We do not permit our executive officers and directors to hedge or pledge Company securities
✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval

4	TrustCo Bank Corp NY 2022 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS
Information About the Annual Meeting
Only shareholders of record at the close of business on March 21, 2022 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. TrustCo’s common stock is the only class of its equity securities outstanding. As of March 21, 2022, there were 19,201,875 shares of common stock outstanding.
The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card or otherwise properly vote, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum. If a shareholder owns shares in “street name” through a bank or broker, the shareholder may instruct his or her bank or broker how to vote the shares using the instructions provided by the bank or broker. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote the shares on a particular proposal.
Under the rules of the Nasdaq Stock Market and the New York Stock Exchange, brokers do not have discretionary authority to vote shares on proposals that are not “routine.” Of the proposals to be considered at the Annual Meeting, Proposal 3 (Ratification of the Appointment of Crowe LLP as TrustCo’s Independent Auditors) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on that item. None of the other proposals would be considered routine matters under the Nasdaq Stock Market and New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder wishes for his or her shares to be voted on these matters, the shareholder must provide his or her broker with voting instructions.
All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated. Except with respect to Proposal 3, if shareholders of record return a signed proxy card but fail to instruct how the shares registered in their names must be voted or otherwise vote without marking voting selections, the shares will be voted as recommended by TrustCo’s board of directors.
The board of directors recommends that shareholders vote:
•	“FOR” the election of the nominees for director,
•	“FOR” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers,
•	“FOR” ratification of the appointment of Crowe LLP as TrustCo’s independent auditors.
If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.
Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Corporate Secretary of TrustCo at its main office address or during the meeting of shareholders at any time prior to the exercise of the proxy.
TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo has retained Alliance Advisors, LLC to aid in the solicitation of proxies for a solicitation fee of $12,000, plus expenses. The entire cost of this solicitation will be paid by TrustCo.
Preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

TrustCo Bank Corp NY 2022 Proxy Statement	5

THE ANNUAL MEETING – PROPOSAL ONE
The Annual Meeting
A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.
Proposal 1 - Election of Directors
At the 2019 Annual Meeting, our shareholders approved proposals to declassify the board of directors and have all directors elected annually. The annual election of directors is being phased in over a 3-year period that began in 2020 with each newly-elected director’s term now expiring after one year and with all directors up for election for the first time this year. The board of directors has also adopted a Director Resignation Policy to address the situation in which a nominee for the board receives more votes against their nomination than they receive in favor of their nomination. Under the Director Resignation Policy, which became effective after the 2019 Annual Meeting, by accepting a nomination to stand for election or re-election as a director of TrustCo, or an appointment as a TrustCo director to fill a vacancy or new directorship, each candidate, nominee, or appointee will agree that if, in an uncontested election, he or she receives more votes against his or her election than are received in favor of his or her election, the director must promptly tender a written offer of resignation. Upon receipt of the offer of resignation, TrustCo’s Nominating and Corporate Governance Committee must promptly consider the offer and recommend to the full board whether to accept the resignation or reject it. The board must act on the committee’s recommendation not later than the next regularly scheduled board meeting after receipt of the recommendation. TrustCo’s Amended and Restated Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the board of each of TrustCo and Trustco Bank is fixed at nine members.
The first item to be acted upon at the Annual Meeting is the election or reelection of all directors to serve on the TrustCo board of directors, as described in the table above on page 2. The pages that follow set forth information regarding the TrustCo nominees. Proxies will be voted in accordance with the specific instructions provided. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of the TrustCo nominee. If any of our nominees becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. TrustCo’s nominees have consented to being named in this proxy statement and to serve if elected.

6	TrustCo Bank Corp NY 2022 Proxy Statement

THE ANNUAL MEETING – PROPOSAL ONE
Information on TrustCo Directors and Nominees
Nominees for Election as TrustCo Director
for a One-Year Term to Expire in 2023
Name and Principal Occupation (1)

Dennis A. DeGennaro, Age 77, Director of TrustCo and Trustco Bank from 2009 to present, chair 2016 to 2018. Lead Independent Director 2019 to present. President and Chief Executive Officer, Camelot Associates Corp., a commercial and residential home builder and developer, from 1967 to present. Mr. DeGennaro is highly knowledgeable about commercial and residential real estate in the Capital Region of New York and contributes his organizational skills and experience from operating a successful business enterprise.

Brian C. Flynn, Age 71, Director of TrustCo and Trustco Bank from 2016 to present. Consultant and Certified Public Accountant (NY). Former partner of KPMG LLP (retired 2010) where he was employed for approximately 30 years. Mr. Flynn served in KPMG’s banking and finance practice area where his specialties included providing tax services to community banks, thrift institutions, and real estate developers/operators. Since his retirement in 2010, he has served as a technical tax consultant to a community bank trade group. Mr. Flynn brings to the board extensive tax, accounting, and financial reporting expertise in the financial services industry. Mr. Flynn has been designated an audit committee financial expert.

Lisa M. Lucarelli, Age 58, Director of TrustCo and Trustco Bank from 2017 to present. Private investor. Owner of LMKD Properties, LLC, a property management firm, from 2003 to 2021. Ms. Lucarelli contributes her experience in the area of residential real estate, as an entrepreneur operating a successful business enterprise, and her skills for developing and evaluating business strategies.

Thomas O. Maggs, Age 77, Director of TrustCo and Trustco Bank from 2005 to present, chair for 2015. President, Risk Strategies, Inc., an insurance agency, from 2018 to present. President, Maggs & Associates, The Business Insurance Brokers, Inc., an insurance broker, 1987 to 2018. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.

Anthony J. Marinello, MD, PhD, Age 66, Director of TrustCo and Trustco Bank from 1995 to present, chair for 2013. Physician, Chief Medical Officer, Capital District Physicians Health Plan, January 2020 to present; Vice President, Primary Care Services of Capital District Physicians Health Plan from 2018 to 2019. Previously a physician in private practice. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice, an officer of a health insurance company, and his skills for developing and evaluating business strategies.

Robert J. McCormick, Age 58, Director of TrustCo and Trustco Bank from 2005 to present, chair from 2009 to 2010 and 2019 to present. President and Chief Executive Officer of TrustCo from 2004 to present, executive officer of TrustCo from 2001 to present and Chief Executive Officer of Trustco Bank from 2002 to present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank.

Curtis N. Powell, Age 68, Director of TrustCo and Trustco Bank from 2021 to present. Vice President for Human Resources and Environmental Health, Safety, and Risk Management at Rensselaer Polytechnic Institute in Troy, New York from 2000 to present. Member, board of directors, St. Peter’s Health Partners, Albany, New York, from 2011 to present. Mr. Powell contributes experience in human capital and risk management, as well as strategic planning, finance, and budgeting.

Kimberly A. Russell, Age 53, Director of TrustCo and Trustco Bank from 2020 to present. President and COO of Frank Adams Jewelers, Inc. from 2007 to present, a premier retailer and jewelry design firm located in Albany, New York. Ms. Russell began her career at Frank Adams Jewelers in 1991. Ms. Russell brings to the board valuable experience and background in the retail sector, branding, and image development.

Frank B. Silverman, Age 50, Director TrustCo and Trustco Bank from 2020 to present. Managing member of Vision Development and Management, Inc., a real estate development firm, from 2005 to present. Owner of Silverman Consulting, a small business development firm, from 2005 to present. Executive Director, Martial Arts Industry Association from 2001 to present. Owner of Central Florida Championship Karate from 1991 to present. Mr. Silverman brings to the board experience as an entrepreneur and substantial roots in the Orlando real estate market and central Florida community. He adds depth and geographic diversity to the board’s existing expertise in real estate development, retail business enterprises, and Trustco Bank’s core business of residential mortgage lending.

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank. No director of TrustCo serves on another public company board.

TrustCo Bank Corp NY 2022 Proxy Statement	7

THE ANNUAL MEETING – PROPOSAL ONE
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED that the following nominees be elected as directors to hold office for terms to expire at the 2023 annual meeting of shareholders, or until his or her successor has been elected and qualified:
•	Dennis A. DeGennaro
•	Brian C. Flynn,
•	Lisa M. Lucarelli,
•	Thomas O. Maggs,
•	Anthony J. Marinello, MD, PhD,
•	Robert J. McCormick,
•	Curtis N. Powell,
•	Kimberly A. Russell, and
•	Frank B. Silverman.
Vote Required and Recommendation
The nominees for election to the TrustCo board must receive the affirmative vote of a majority of the votes cast by the holders of common stock represented at the Annual Meeting directly or by proxy, which means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against.” Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal. If elected, a nominee would serve for one year until the 2023 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier resignation, removal, or death. If a director nominee fails to receive an affirmative majority of the votes cast, the board of directors will implement TrustCo’s Director Resignation Policy (if the nominee was an existing member of the board) and may take any appropriate actions within the board’s powers, such as decreasing the number of directors or filling a vacancy.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.
Information on TrustCo Executive Officers

Kevin M. Curley, Age 55, Executive Vice President, TrustCo and Trustco Bank from 2018 to present. Senior Vice President of TrustCo and Trustco Bank from 2011 to 2018. Executive Officer of TrustCo and Trustco Bank from 2017 to present. Joined Trustco Bank in 1990.

Michael Hall, Age 56, General Counsel and Corporate Secretary of TrustCo and Trustco Bank from 2018 to present. Vice President and Counsel of TrustCo and Trustco Bank from 2015 to 2018. Assistant Secretary of TrustCo and Trustco Bank for 2016. Executive Officer and Secretary of TrustCo and Trustco Bank from 2017 to present. Attorney with McNamee, Lochner, Titus & William, P.C. from 1992 to 2015. Joined TrustCo and Trustco Bank in 2015.

Robert M. Leonard, Age 59, Executive Vice President of TrustCo and Trustco Bank from 2013 to present. Senior Vice President of TrustCo and Trustco Bank from 2010 to 2013. Secretary of TrustCo and Trustco Bank from 2003 to 2006 and 2009 to 2016. Assistant Secretary of TrustCo and Trustco Bank from 2006 to 2009. Executive Officer of TrustCo and Trustco Bank from 2003 to present. Joined Trustco Bank in 1986.

Michael M. Ozimek, Age 47, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank from 2018 to present. Senior Vice President and Chief Financial Officer of TrustCo and Trustco Bank from 2014 to 2018. Executive Officer of TrustCo and Trustco Bank from 2014 to present. Joined TrustCo and Trustco Bank in 2002.

Scot R. Salvador, Age 55, Executive Vice President of TrustCo and Trustco Bank from 2004 to present. Executive Officer of TrustCo and Trustco Bank from 2004 to present. Joined Trustco Bank in 1995.

Eric W. Schreck, Age 55, Executive Vice President and Florida Regional President of Trustco Bank from 2021 to present. Senior Vice President and Florida Regional President of Trustco Bank from 2009 to 2020. Treasurer of TrustCo from 2010 to present. Executive Officer of TrustCo and Trustco Bank from 2010 to present. Joined Trustco Bank in 1989.

8	TrustCo Bank Corp NY 2022 Proxy Statement

THE ANNUAL MEETING – PROPOSAL ONE
Board Independence, Meetings, and Committees
All of the directors, except for Robert J. McCormick, have been found to be “independent directors” under the Nasdaq listing qualification rules for TrustCo, whose shares are traded on the Nasdaq Stock Market.
In reaching the determination that Mr. Silverman is independent under the Nasdaq listing qualification rules, the board considered (a) the leases between Trustco Bank and lessor entities associated with Mr. Silverman in his capacity as (i) managing member and 100% owner of Leesburg Development 2, LLC, and (ii) 49.5% owner of each of five other lessor entities (the “partially owned lessors”), and (b) various banking arrangements, as described in more detail under the heading “Transactions with Trustco and Trustco Bank Directors, Executive Officers, and Associates.” The board determined that these relationships and transactions do not bar Mr. Silverman from being considered independent under the Nasdaq listing qualification rules and that his relationships would not interfere with Mr. Silverman’s exercise of independent judgment in carrying out the responsibilities of a director.
TrustCo’s full board held 10 meetings during 2021. Trustco Bank’s board of directors met 12 times during 2021. TrustCo’s independent directors met in executive session two times during 2021, with all of the independent directors attending all executive sessions of the board that they were eligible to attend. Board executive sessions are chaired by Lead Independent Director DeGennaro.
TrustCo maintains an Audit Committee, a Compensation Committee, a Board Compliance Committee, a Fiduciary Committee, a Nominating and Corporate Governance Committee, and a Risk Committee. The charter of each of the committees and our Corporate Governance Guidelines may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” link. The composition of each committee is set forth below.
Director	Audit Committee	Compensation Committee	Board Compliance Committee	Fiduciary Committee	Nominating and Corporate Governance Committee	Risk Committee
Dennis A DeGennaro	✔	✔	✔	✔	✔	✔
Brian C. Flynn	C	✔	✔	✔	✔	✔
Lisa M. Lucarelli	✔	✔	✔	✔	C	✔
Thomas O. Maggs	✔	C	✔	✔	✔	✔
Anthony J. Marinello, MD, PhD	✔	✔	C	✔	✔	C
Robert J. McCormick				C		✔
Curtis N. Powell	✔	✔	✔	✔	✔	✔
Kimberly Adams Russell	✔	✔	✔	✔	✔	✔
Frank B. Silverman	✔	✔	✔	✔	✔	✔
The Nominating and Corporate Governance Committee held 9 meetings in 2021. The directors currently serving on the Nominating and Corporate Governance Committee are Lisa M. Lucarelli (Chair), Dennis A. DeGennaro, Brian C. Flynn, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The functions of the Nominating and Corporate Governance Committee are to assist the board by recommending and reviewing individuals for consideration as directors, developing and annually reviewing governance guidelines applicable to the Company, and overseeing the Company’s ESG program.
TrustCo’s Audit Committee held 12 meetings and 2 executive sessions in 2021. The directors currently serving on the Audit Committee are Brian C. Flynn (Chair), Dennis A. DeGennaro, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit function and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
TrustCo’s Compensation Committee held 8 meetings in 2021. The directors currently serving on the Compensation Committee are Thomas O. Maggs (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The function of the Compensation Committee is to generally oversee the employee compensation and benefit policies, plans, and programs of TrustCo and Trustco Bank. The Compensation Committee’s responsibilities also include establishing, annually reviewing, and approving the compensation of the executive officers. In addition, the Compensation Committee is responsible for annually reviewing board compensation and making appropriate recommendations for changes thereto. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities relative to the named executive officers.

TrustCo Bank Corp NY 2022 Proxy Statement	9

THE ANNUAL MEETING – PROPOSAL ONE
The Board Compliance Committee held 12 meetings in 2021. The directors currently serving on the Board Compliance Committee are Dr. Anthony J. Marinello (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The functions of the Compliance Committee are to provide assistance to the board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements and Trustco Bank’s policies, including overseeing Trustco Bank’s communications with the federal banking agencies and other governmental authorities with jurisdiction over TrustCo and Trustco Bank.
The Fiduciary Committee held 3 meetings in 2021. The directors currently serving on the Fiduciary Committee are Robert J. McCormick (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The functions of the Fiduciary Committee are to assist the board of directors in fulfilling its responsibilities with respect to the Trustco Bank Financial Service Department regarding fiduciary, agency, and custodial activities; overseeing the Financial Services Department in providing estate administration, trust administration, investment management services, and custodial services; advising the board of directors with respect to the adoption of appropriate policies to be observed in offering such services; overseeing and enforcing sound risk management practices, and reporting to the board of directors on the activity of the Financial Services Department in the conduct of its business.
The Risk Committee held 7 meetings in 2021. The directors currently serving on the Risk Committee are Dr. Anthony J. Marinello (Chair), Dennis A. DeGennaro, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Robert J. McCormick, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The functions of the Risk Committee are to oversee the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board.
Compensation Committee Interlocks and Insider Participation.
No member of the Compensation Committee: (1) was an officer or employee of TrustCo or Trustco Bank; (2) was formerly an officer of TrustCo or Trustco Bank; or (3) had any relationship requiring disclosure by TrustCo under the Securities and Exchange Commission (“SEC”) rules governing disclosure of related party transactions, except as otherwise reported. No executive officer of TrustCo served as a director or member of a compensation committee of another entity, one of whose executive officers served as a member of TrustCo’s board of directors or Compensation Committee.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
Upon the recommendation of the Nominating and Corporate Governance Committee, Mr. DeGennaro was reelected as Lead Independent Director effective April 1, 2022 to serve a term ending upon the earlier of March 31, 2023 or the date the board elects a successor. Robert J. McCormick, TrustCo’s president and chief executive officer, continues to serve as the chairman of the board.
The board of directors believes that it is more effective and efficient in the management of TrustCo and Trustco Bank and in the overall oversight of TrustCo’s operations to combine the roles of chairman and chief executive officer. TrustCo’s Audit, Compensation, Board Compliance, Nominating and Corporate Governance, and Risk committees are all chaired by independent directors. Mr. DeGennaro, our Lead Independent Director, has been a member of the board of TrustCo and Trustco Bank since 2009. Under our Corporate Governance Guidelines, the Lead Independent Director will:
•	Chair the meetings of the independent directors of the board,
•	Work with the chairman and CEO to develop the board and committee agendas,
•	Develop the agendas for and chair executive sessions of the board’s independent directors, and
•	In consultation with the Nominating and Corporate Governance Committee, review and report on the results of the board’s and committees’ performance self-evaluations.
Role in Risk Oversight
Risk is inherent in the operation of every financial institution, and management of risk is a key part of the institution’s success. Risks faced by TrustCo and Trustco Bank include information security risk, credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. TrustCo management is responsible for the day-to-day management of the risks faced by the Company, while the board of directors as a whole is ultimately responsible for risk management oversight. In carrying out its responsibilities in this area, the board has delegated important duties to its committees. The Risk Committee has, as noted above, responsibility to oversee the management of the Company’s enterprise risk management program and to ensure that risk, including information security risk, is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board. The Audit Committee assists the full board with respect to the adequacy of TrustCo’s internal controls and financial reporting process, the independence and performance of TrustCo’s internal and external auditors, and compliance with legal

10	TrustCo Bank Corp NY 2022 Proxy Statement

THE ANNUAL MEETING – PROPOSAL ONE
and regulatory requirements. The Board Compliance Committee assists the board with respect to compliance with legal and regulatory requirements. The Fiduciary Committee oversees the Company’s Financial Services Department and assists the full board in managing risk associated therewith, as well as in fulfilling its responsibilities regarding fiduciary, agency, and custodial activities. The Nominating and Corporate Governance Committee oversees ESG-related risk management on a quarterly basis. Finally, the Compensation Committee has reviewed the Company’s incentive compensation practices to assess the extent to which such arrangements and practices encourage risk-taking and whether the level of encouragement of such risk-taking is appropriate under the circumstances. The Compensation Committee has concluded that the compensation program is not reasonably likely to have a material adverse effect on the Company.
The entire board reviews and approves, on an annual basis, all significant policies that address risk within TrustCo’s consolidated organization, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. The board monitors risk through reports received on a periodic basis from management, and the board annually approves the Company’s business continuity plan as well as its insurance program.
Director Nominations
The nominees standing for election at the Annual Meeting were considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.
The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the nominees for consideration at the Annual Meeting. As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience, and perspective.
TrustCo’s board of directors agrees with the view of many shareholders that board diversity is a key contributor to company performance. The board continues to consider diversity in the context of its board refreshment program. In that regard, the board adopted a mandatory retirement age for new directors first taking office in or after 2017. Through the board’s self-evaluation process, the board’s needs in terms of the experience and expertise of its members are continuously evaluated and the needs identified are considered in the process of identifying potential board candidates. The board is committed to seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills, and experiences as part of each search for qualified directors the Company undertakes.
After a potential candidate is identified, the committee investigates and assesses the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or elected to fill vacancies. All nominees must be approved by the committee and by a majority of the independent members of the board.
The committee will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not fewer than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if fewer than 21 days’ notice of the meeting is provided.
Shareholder Communications with Board and Board Attendance at Annual Meeting of Shareholders
TrustCo provides a process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Michael Hall, Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082. Additionally, immediately after the Annual Meeting of Shareholders, TrustCo conducts a shareholders’ assembly which provides a forum for shareholders to express their views.
Although TrustCo does not have a policy with regard to board members’ participation in the Annual Meeting of Shareholders, the directors are encouraged to participate in such meetings, and all of our directors then in office participated in both the 2021 Annual Meeting and the Shareholders’ Assembly.

TrustCo Bank Corp NY 2022 Proxy Statement	11

THE ANNUAL MEETING – PROPOSAL 2
Proposal 2 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers
TrustCo has annually provided shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative. (This opportunity is often referred to as a “say-on-pay” vote or proposal.)
The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors, or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. Please refer to the “Compensation Discussion and Analysis” for a discussion of the effect of the vote on the say-on-pay proposal at TrustCo’s 2021 annual meeting on the Compensation Committee’s decisions during 2021.
As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure for its executive officers designed to compare favorably with its peer group while taking into account the experience and responsibilities of each particular executive officer. TrustCo also seeks to provide compensation incentives that promote the enhancement of shareholder value in conjunction with encouraging and rewarding a high level of performance evidenced through the achievement of corporate and individual financial and business objectives and managing and minimizing the level of risk inherent in any compensation program. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2021 reflects and supports these compensation policies and procedures.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to adopt the foregoing resolution approving the compensation of TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on the outcome of this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

12	TrustCo Bank Corp NY 2022 Proxy Statement

THE ANNUAL MEETING – PROPOSAL THREE
Proposal 3 - Ratification of the Appointment of Independent Auditors
The Audit Committee of TrustCo’s Board of Directors has recommended, and the Board of Directors on February 15, 2022 reappointed, Crowe LLP as TrustCo’s Independent Auditors for the year ending December 31, 2022. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Crowe LLP for the fiscal year ending December 31, 2022. Information with respect to the services provided in 2021 and 2020 to TrustCo by Crowe LLP is presented under the Audit Committee discussion below. Representatives of Crowe LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.
The following table presents fees for professional audit services, as well as other professional or consulting services, rendered by Crowe LLP. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2021 and 2020 and of the effectiveness of internal controls over financial reporting, tax return preparation services, and other services provided by Crowe LLP during the years ended December 31, 2021 and 2020.
	2021	2020
Audit fees	$530,000	$520,000
Audit related fees(1)	$50,000	$42,500
Tax fees(2)	$117,100	$112,750
Total Fees	$697,100	$675,250
(1)
For 2021 audit related fees consisted of professional services for the adoption of new Current Expected Credit Losses (CECL) accounting standard. For 2020, audit related fees consisted of professional services for Form S-3 Consent procedures as well as the adoption of new Current Expected Credit Losses (CECL) accounting standard.

(2)	For 2021 and 2020, tax fees consisted of tax return preparation services and assistance with tax audits.
TrustCo’s Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s Independent Auditors, as well as any services provided by any other Registered Public Accounting firm. In considering nonaudit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the Independent Auditors and whether the service could compromise the independence of the Independent Auditors. In certain circumstances, the Audit Committee’s policies and procedures provide the Committee’s Chairman with the authority to preapprove services from the Company’s Independent Auditors, which approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described herein were approved by the Audit Committee.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the appointment of Crowe LLP as TrustCo’s independent auditors for 2022 be ratified.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to ratify the appointment of Crowe LLP as TrustCo’s Independent Auditors for the year ending December 31, 2022. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

TrustCo Bank Corp NY 2022 Proxy Statement	13

AUDIT COMMITTEE
Audit Committee
It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s Independent Auditors, as well as any services provided by any other Registered Public Accounting firm. In considering nonaudit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the Independent Auditors and whether the service could compromise the independence of the Independent Auditors. In certain circumstances, the Audit Committee’s policies and procedures provide the Committee’s Chairman with the authority to preapprove services from the Company’s Independent Auditors, which approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described herein were approved by the Audit Committee.
The Audit Committee of TrustCo’s Board is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of eight directors, each of whom is independent under the listing standards of The Nasdaq Stock Market, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. Each Audit Committee member also satisfies the additional independence requirements contained in the Securities Exchange Act of 1934 for members of public company audit committees. The Board of Directors has determined that Brian C. Flynn, meets the definitions of “audit committee financial expert” adopted by the Securities and Exchange Commission (“SEC”) and included in Nasdaq’s rules for listed companies. In addition, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the Committee. As consultants to the Audit Committee, a Marvin and Company representative attends Audit Committee meetings on at least a quarterly basis, reviews all materials presented to the Audit Committee each month, responds to questions and inquiries from Audit Committee members and questions internal audit department personnel, representatives of the Company, the Company’s Independent Auditors, and management prior to, during, and as follow up to Audit Committee meetings.
The Audit Committee operates under a written charter approved by the Board of Directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the Committee considers necessary or appropriate. A copy of the Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab. As described above, it is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s Independent Auditors, as well as any services provided by any other Registered Public Accounting firm.
Audit Committee Report
The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s Independent Auditors for 2021, Crowe LLP, were responsible for performing an independent audit of TrustCo’s consolidated financial statements and the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (”PCAOB”) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures as well as evaluating the effectiveness of the Company’s governance, risk management and internal control processes. In performing its oversight, the Audit Committee reviews the performance of Crowe LLP and TrustCo’s Director of Internal Audit.
In connection with these responsibilities, the Audit Committee met with management and Crowe LLP on February 15, 2022 to review and discuss TrustCo’s December 31, 2021 and 2020 consolidated financial statements. The Audit Committee also discussed with Crowe LLP the matters required to be communicated to audit committees in accordance with professional standards of the PCAOB and the SEC, received the written disclosures and a letter from Crowe LLP required by relevant regulatory and professional standards of the PCAOB regarding auditor communications with audit committees concerning independence, and has discussed with Crowe LLP the independent accountant’s independence.
Based upon the Audit Committee’s discussions with management and the Independent Auditors, and its review of the information described in the preceding paragraphs, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022.
AUDIT COMMITTEE	Brian C. Flynn, Chair
Dennis A. DeGennaro
Lisa M. Lucarelli
Thomas O. Maggs
Anthony J. Marinello, MD, PhD
Curtis N. Powell
Kimberly A. Russell
Frank B. Silverman

14	TrustCo Bank Corp NY 2022 Proxy Statement

OTHER MATTERS
Other Matters
TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.

TrustCo Bank Corp NY 2022 Proxy Statement	15

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes the objectives, policies, and components of TrustCo’s 2021 executive compensation program for its named executive officers. In addition, the CD&A will discuss and analyze the decisions of and actions taken by the Compensation Committee during, before, and after 2021 as those decisions and actions relate to such objectives and policies and the compensation paid to or earned by the named executive officers during 2021. Information with respect to the number and price of shares of TrustCo common stock presented in the CD&A and the related executive compensation disclosures and tables with respect to time periods prior to the May 28, 2021 effective date of our 1-for-5 reverse stock split have been adjusted to reflect such split.
Named Executive Officers
From the executive officers listed on page 8 of this proxy statement TrustCo identified the following as named executive officers (“NEOs”) for 2022:
•	Robert J. McCormick, President and Chief Executive Officer, TrustCo and Trustco Bank
•	Michael M. Ozimek, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank
•	Scot R. Salvador, Executive Vice President Commercial Banking, TrustCo and Trustco Bank
•	Robert M. Leonard, Executive Vice President Corporate Services and Risk, TrustCo and Trustco Bank
•	Kevin M. Curley, Executive Vice President Retail Banking, TrustCo and Trustco Bank
Highlights of 2021 Business Results
TrustCo continued its solid performance in 2021. The Company was able to perform at this level despite the continued impacts of the COVID-19 pandemic, the resulting economic impacts, and the deferral of payments on residential and commercial loans. Performance at this level was possible due to the continued and steady execution of the Company’s long-term plan focused on traditional lending criteria and balance sheet management. Achievement of specific business goals such as the continued expansion of loans and deposits, along with tight control of operating expenses and manageable levels of nonperforming assets, is fundamental to the long-term success of the Company. The beneficial impact of quality underwriting in conformance with these principles was evidenced by the fact that virtually all loans on which payment deferrals were granted resumed payment as agreed within the terms contemplated by their deferrals.
The chart below summarizes key results.
Company Performance
Performance Metric	2021 Results	2020 Results
Net Income	$61.5 million	$52.5 million
Return on Average Equity	10.61%	9.47%
Return on Average Assets	1.01%	0.94%
Diluted Earnings Per Share	$3.194	$2.717
Nonperforming Loans to Total Loans	0.42%	0.50%
Efficiency Ratio(1)	56.90%	56.38%
Shareholders’ Equity	$601.1 million	$568.2 million
(1)
Efficiency ratio is a non-GAAP financial measure. Please refer to page 36 of Trustco’s 2021 Annual Report to Shareholders, which is included with TrustCo’s annual report on Form 10-K for the year ended December 31, 2021, for further information, including the required reconciliation.

16	TrustCo Bank Corp NY 2022 Proxy Statement

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2021 Performance-based Compensation
Our compensation philosophy is to place at risk a significant portion of executive officers’ total compensation, making it contingent upon the Company’s performance while remaining consistent with our risk management policies.
•
The Executive Officer Incentive Plan, our annual bonus plan, is based on rigorous performance goals. Our NEOs’ 2021 annual incentive compensation is subject to the achievement of performance goals based on three operational and financial metrics relative to those of the Company’s peers as listed below: Return on Average Assets (30%), Efficiency Ratio (30%), and the Risk-Based Capital Ratio (40%). In addition, if the 2021 performance is not better than that of 2020, a portion of the bonus amount will be reduced.

•
Consistent with the Company’s practice of placing more emphasis on long-term compensation and rewarding executives for sustained performance over more than one year, the payment in a subsequent year of a portion of the annual incentive earned based on the performance achievements under the Executive Officer Incentive Plan is further subject to performance conditions and contingent on achievement of the same corporate performance goals in the following year. For Mr. McCormick, 8.5% of the annual incentive earned in 2021 will be subject to continued bonus achievement in 2022. For the other NEOs, 0% of their awards are subject to this additional deferral. The annual incentive earned under the 2020 Executive Officer Incentive Plan was subject to one-year of additional performance. For Mr. McCormick this amount was 27% and for the other NEOs this amount was 12%. The deferred portion of the award paid out at 100%, which is less than the maximum possible award, in early 2022 based upon achieving two of the three performance goals for 2021: Return on Average Assets Ratio was below the 40th percentile of the Peer Group average, Efficiency Ratio was 43rd percentile of the Peer Group average, and the Tier 1 Risk-Based Capital Ratio was 100th percentile relative to the Peer Group average.

•
60% of our NEOs’ 2021 long-term incentive grants were performance-based and were in the form of performance share awards. These performance share awards are subject to three-year performance metrics tied to our key operating goals, including the Return on Average Equity and the Ratio of Non-performing Assets to total assets, and will vest at the end of a three-year performance period. Additionally, if Non-performing Assets to Total Assets of the Company increases by more than 75% during one or more quarters of the three-year performance period, the total amount of cash to be paid pursuant to the performance share awards will be reduced by one quarter. 40% of the long-term incentive grants were in the form of time-based Restricted Stock Units (“RSUs”) that vest ratably over three years.

We evaluate annually the group of peer companies used as a reference point for evaluating executive compensation and establishing performance goals. In its review of our 2021 peer companies, the Compensation Committee decided to expand the peer group for 2021 to include comparable companies in the surrounding states of Massachusetts and Pennsylvania in order to maintain TrustCo’s positioning near the median of the peer group based on asset size, resulting in three new peers added to the group.

TrustCo Bank Corp NY 2022 Proxy Statement	17

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Key 2021 Compensation Decisions and Outcomes
The compensation operated as intended with respect to relating pay and performance.
Base Salaries. We did not increase the salary of our CEO in 2021. The increase of other NEOs’ salary ranged from 0% to 15% depending on changes in market data, the time since the executive received a salary adjustment, and other factors.
Annual Cash Incentives. In 2021 our CEO’s target bonus opportunity at the maximum level was increased from 75% to 85% of base salary to reward him if the Company achieves the performance goals at the maximum level. The Compensation Committee made this modification in recognition of the significant responsibility that the CEO bears, both operationally and in the eyes of investors, for the Company’s financial and operational performance. It is appropriate, therefore, that the CEO’s potential upside should be increased accordingly, with due regard for the greater downside risk that necessarily goes along with such a benefit. His target bonus opportunity at Threshold or Target remained unchanged. There was no increase of other NEOs’ opportunity as a percentage of base salary.
The Executive Officer Incentive Plan awards based upon 2021 performance paid out at 38.5% and 28.5% for the CEO and other NEOs, respectively, which was below target.
Long-Term Incentive Awards. In 2021, we granted our NEOs except for the CEO, the same amount of long-term equity incentive awards in terms of the grant date fair value as in 2020. We increased our CEO’s grant from $725,000 in 2020 to $875,000 in 2021 in order to better align with market compensation norms as well as to reflect the competitive pay positioning level for CEOs.
The current-year payments on 2018 Performance Share awards were reduced by one-third based on earnings per share growth of less than 5% during the three-year performance period.
Objectives of Executive Compensation Program
Our executive compensation program is designed to promote the following compensation objectives:
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives;
•	Align executive interests with the interests of our shareholders to encourage their focus on long-term return to shareholders and consideration of risk management, and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly-talented, results-driven executives as the need may arise.
Engagement, Feedback and Changes
In 2021, TrustCo continued its vigorous shareholder engagement program, reaching out to large investors representing approximately 51% of its outstanding shares. Through that outreach, TrustCo had conversations with investors representing approximately 16% of the outstanding shares. In response to the input received over the past several years, TrustCo has made significant and meaningful changes to the way it approaches governance and the way it discloses information about its operations and the compensation of its executives. The goal of these efforts is to provide shareholders with the data needed to evaluate fully the Company’s performance as measured against relevant metrics. The changes made demonstrate TrustCo’s commitment to such matters. Additionally, in 2021, shareholders representing 95.13% of the votes cast supported the “say-on-pay” vote.

18	TrustCo Bank Corp NY 2022 Proxy Statement

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
TrustCo values shareholder views and insights and believes that its engagement program builds informed relationships, promotes transparency, and improves accountability. The ultimate goal is to appropriately relate executive pay to corporate performance and provide our investors with a meaningful voice relating to our corporate governance practices.
Our Compensation Governance Practices
WHAT WE DO		WHAT WE DON’T DO
✔	Tie a significant portion of executive pay to corporate performance	✘	We do not grant multi-year guaranteed incentive awards for executive officers
✔	Provide for more than one metric for vesting under our performance share awards	✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✔	Establish separate metrics for our short-term and long-term incentive plan designs to evaluate performance	✘	We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013
✔	Use balanced performance metrics which consider both the Company’s absolute performance and its relative performance versus peers	✘	We do not permit our executives to hedge or pledge Company securities
✔	Maintain a robust clawback policy covering all executive officer incentive-based awards for material financial statement restatement or material fraud or misconduct	✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval
✔	Require stock ownership and retention guidelines for executive officers
✔	Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance practices
Compensation Committee and Management Role in Determining Compensation for the Named Executive Officers
The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, long-term incentive and equity-incentive arrangements, annual incentive arrangements, and all other benefit and compensation programs for the Company’s named executive officers. The Compensation Committee is solely responsible for setting the compensation of Mr. McCormick. As for the other named executive officers, the CEO generally makes recommendations to the Compensation Committee considering the named executive officers’ performance, the Company’s performance, and other factors. The Compensation Committee then evaluates the recommendations and determines the levels and structure of these executive officers’ compensation.
In making its decisions, the Compensation Committee considers a number of factors including among others:
•	TrustCo’s and Trustco Bank’s attainment of net income goals,
•	The Company’s operating performance against its past performance and that of its peers,
•	Total shareholder return,
•	Overall profitability from year to year,
•	Company efficiency, and
•
Banking experience of individual named executive officers, the scope of their responsibility within the overall organization, their individual performance, and the specific contributions they made to TrustCo and Trustco Bank during the course of the year.

The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The Compensation Committee generally considers most or all of the above criteria, but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Use of Peer Companies
As part of the Company’s analysis, review, and implementation of its executive compensation program, the Compensation Committee reviews aspects of the financial performance of a group of companies the Company considers to be its peers, as well as the compensation paid to certain executive officers of these peer companies. For example, annual bonus awards paid pursuant to the Company’s Executive Officer Incentive Plan are based on the achievement of certain performance metrics relative to the achievement of the same metrics by these peer companies. In addition, the Compensation Committee typically reviews the total compensation, including base salary, incentive compensation, equity awards, and other compensation, paid to the top five executive officers of these peer companies. While the Compensation Committee considers certain aspects of the financial performance of peer companies and the compensation paid to the named executive officers of those peer companies relative to the Company’s performance and compensation paid to the Company’s named executive officers, it does not specifically benchmark compensation against these peer companies. Rather, the Compensation Committee uses the information as a general guide to setting compensation for the Company’s named executive officers.
The Compensation Committee typically determines the Company’s then-current peer group for its use in certain aspects of the compensation program, with input from management based in part upon analysis by Aon. The criteria the Compensation Committee uses to determine peer companies has been the same from year to year and consists of Connecticut, Florida, New Jersey, New York, and Pennsylvania -based banks and thrifts with assets of approximately $2 billion to $10 billion at the time of selection. The Compensation Committee has, for several years, been of the view that inasmuch as the Company’s major market areas are in Upstate New York, Downstate New York, Northern New Jersey, and Florida, these comparably-sized companies were a reasonable representation of its peers. In order to maintain its positioning near the median of the peer group based on asset size, the Compensation Committee expanded the peer group for 2021 to include the surrounding states of Massachusetts and Pennsylvania, resulting in three new peers added to the group. As of December 31, 2020, the Company had total assets of approximately $5.9 billion. The composition of the peer group changes from year to year as new companies enter the relevant market or on account of changes resulting from mergers and acquisitions and in the size of companies when they fall out of the asset range. The Company also uses the peer group to evaluate performance in the context of certain aspects of the compensation program. The peer group utilized for 2021 compensation decisions consisted of the following companies (the “Peer Group”):
Arrow Financial Corporation	Kearny Financial Corp.
BCB Bancorp Inc.	Lakeland Bancorp, Inc.
Bridge Bancorp, Inc.	Metropolitan Bank Holding Corp.
Bryn Mawr Bank Corp.	NBT Bancorp Inc.
Capital City Bank Group, Inc.	Northfield Bancorp, Inc.
Community Bank System, Inc.	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Dime Community Bancshares, Inc.	Provident Financial Services, Inc.
Financial Institutions, Inc.	Seacoast Banking Corporation of Florida
The First of Long Island Corporation	Tompkins Financial Corporation
Flushing Financial Corporation	Univest Financial Corporation
HarborOne Bancorp, Inc.
In December 2020, as part of its year-end review of the Company’s executive compensation program, the Compensation Committee reviewed the base salary and total compensation paid to the officers of the companies in the Peer Group. In addition, the Compensation Committee also compared the Company’s overall performance with that of companies in the Peer Group.
Compensation Consultants
The Compensation Committee periodically, but not necessarily annually, retains compensation consultants, reviews information provided by or through third-party sources, and often relies on TrustCo’s Human Resources Department to gather such information.
In 2021, management engaged McLagan, which is part of the Human Capital practice at Aon Plc, an independent executive compensation consulting firm, for analysis and market research services. Information thus obtained was also shared with the Compensation Committee.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2021 Executive Compensation Program
For 2021, there were three basic elements to TrustCo’s executive compensation program, each of which has sub-elements:
Key Elements	Sub-Elements
Annual Compensation	Salary, Executive Officer Incentive Plan and Other Benefits
Long-Term Compensation	Restricted Stock Units and Performance Share Awards
Retirement Compensation	401(k) Plan, Supplemental Retirement Plan Payments, and payments in lieu of Supplemental Retirement Plan Payments
As a general matter, the Compensation Committee initially considers total compensation levels of the Peer Group prior to making compensation decisions with respect to each of the individual elements of executive compensation. The description below provides discussion and analysis for each element of TrustCo’s executive compensation program for 2021, including the relevant history of those components and the compensation decisions made for 2021.
Annual Compensation
Base Salary
Annual salary is the base compensation for the Company’s named executive officers and is intended to provide a portion of compensation that is fixed to give the Company’s named executive officers resources upon which to live and provide them with a certain level of financial security. The salaries for the Company’s named executive officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the Peer Group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.
In evaluating 2021 base salaries, the Compensation Committee considered a number of factors including the attainment of key performance goals and indicators set by the Compensation Committee for the executive officers, and, the comparative executive-officer base salaries in the Company’s Peer Group. Accordingly, on a case-by-case basis, the Compensation Committee determined that increases in executive officer base salaries were warranted this year for Messrs. Ozimek, Leonard, and Curley. Mr. Leonard received an increase over 2020 commensurate with the increasingly broad scope of his responsibilities. Messrs. Ozimek and Curly received increases consistent with their expanded roles as Executive Vice Presidents.
Accordingly, named executive officer compensation for 2021 was set as follows:
Name	2021 Annual Base Salary (1)	2020 Salary (2)	Increase over 2020
Robert J. McCormick	$975,000	$975,000	0%
Michael M. Ozimek	$410,000	$385,000	6%
Scot R. Salvador	$600,000	$600,000	0%
Robert M. Leonard	$600,000	$550,000	9%
Kevin M. Curley	$375,000	$325,000	15%
(1)	Base salary represents the salary in effect as of January 1, 2021.
(2)	Base salary represents the salary in effect as of January 1, 2020.
Executive Officer Incentive Plan for 2021
The Executive Officer Incentive Plan provides for annual cash bonus compensation for the named executive officers based upon the achievement of certain corporate performance targets. The Compensation Committee reviews and adjusts as appropriate the bonus opportunities, performance targets, structure, and other metrics on an annual basis and, in December 2020, the Compensation Committee met and approved the cash bonus program for 2021. For 2021, the threshold, target and maximum bonus opportunities for each of our NEOs (other than our CEO) remained unchanged as compared to 2020. Mr. McCormick’s maximum bonus opportunity was increased from 75% to 85% in recognition of the significant responsibility that the CEO bears for satisfaction of corporate performance targets.
The corporate performance targets set for 2021 included, Return on Average Assets (30%), Efficiency Ratio (30%), and the Risk-Based Capital Ratio (40%), each as measured against the composite performance of the Peer Group. The Compensation Committee retained the performance targets and the threshold, target, and maximum goals from the prior year. It believes that these three indicators continue to be indicative of the overall management of all aspects of the financial performance of the Company as Return on Average Assets measures the Company’s profitability, the Efficiency Ratio monitors management’s effectiveness in the exercise of expense controls, and the Risk-Based Capital ratio is an indicator of overall risk that management is taking on the balance sheet.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Bonuses for 2021 are only awarded for achievement of corporate targets and are based on threshold (15% of base salary for all of our NEOs), target 1 (45% of base salary for our CEO and 30% of base salary for all other NEOs), target 2 (60% of base salary for our CEO and 45% of base salary for all of our other NEOs) and maximum (85% of base salary for our CEO and 60% of base salary for all other NEOs) level of achievement . The tier structure was chosen as it is closely aligned with the structures used by the Company’s Peer Group.
The following table sets forth the 2021 corporate performance targets, weightings, levels of achievement, and other details under the Executive Officer Incentive Plan for Mr. McCormick.
Performance Criteria	Threshold Performance Level (15% of Base Salary)	Target 1 Threshold Performance Level (45% of Base Salary) (1)	Target 2 Threshold Performance Level (60% of Base Salary) (1)	Maximum Performance Level (85% of Base Salary)	2021 TrustCo Performance Level Percentile Rank	Award % Earned	Award as a % of Base Salary
	Equal to 40th to 49th Percentile of Peer Group	50th to 59th Percentile of Peer Group	50th to 59th Percentile of Peer Group	60th Percentile or Above of Peer Group
Return on Average Assets Ratio (30%)					Below the 40th Percentile	0.0%	0.0%
Efficiency Ratio (30%)					43rd Percentile	15.0%	4.5%
Tier 1 Risk-Based Capital Ratio (40%)					100th Percentile	85.0%	34.0%
						Total	38.5%
(1)	If TrustCo’s 2021 performance with respect to the measures is better than its 2020 performance, payout will be based on Target 2 percentage, otherwise Target 1 percentage.
The following table sets forth the 2021 corporate performance targets, weightings, levels of achievement, and other details under the Executive Officer Incentive Plan for Messrs. Ozimek, Salvador, Leonard, and Curley.
Performance Criteria	Threshold Performance Level (15% of Base Salary)	Target 1 Threshold Performance Level (30% of Base Salary) (1)	Target 2 Threshold Performance Level (45% of Base Salary) (1)	Maximum Performance Level (60% of Base Salary)	2021 TrustCo Performance Level Percentile Rank	Award % Earned (3)	Award as a % of Base Salary
	Equal to 40th to 49th Percentile of Peer Group	50th to 59th Percentile of Peer Group	50th to 59th Percentile of Peer Group	60th Percentile or Above of Peer Group
Return on Average Assets Ratio (30%)					Below the 40th Percentile	0.0%	0.0%
Efficiency Ratio (30%)					43rd Percentile	15.0%	4.5%
Tier 1 Risk-Based Capital Ratio (40%)					100th Percentile	60.0%	24.0%
						Total	28.5%
(1)	If Trustco’s 2021 performance with respect to the measures is better than its 2020 performance, payout will be based on Target 2 percentage, otherwise Target 1 percentage.
Based upon the Company’s 2021 performance, the 2021 Executive Officer Incentive Plan generated 38.5% to Mr. McCormick and 28.5% of base salary to the remaining participating executive officers. The amounts paid in 2022 under the 2021 Executive Officer Incentive Plan to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, were $292,500, $116,850, $171,000, $171,000, and $106,875, respectively, which exclude the contingent bonus payments discussed below.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2022 Contingent Bonus Payments from 2021 Executive Officer Incentive Plan
Consistent with the Company’s practice of placing more emphasis on long-term compensation and rewarding executives for sustained performance over more than one year, in December 2020, when the Compensation Committee approved the bonus opportunities and performance targets for 2021, it required, as allowed under the plan, that to the extent that the achievement level for 2021 results in bonus amounts in excess of 30% of base salary for the executives, payment of the amount in excess of 30% (the “Contingent Bonus”) would be contingent on achievement in 2022 of the same corporate performance goals set for 2021 (Return on Average Assets, Efficiency Ratio, and the Tier 1 Risk-Based Capital Ratio) relative to the Peer Group average performance for 2022. Payment levels are to be based on threshold (100% of Contingent Bonus), target (115% of Contingent Bonus), and maximum (125% of Contingent Bonus) level of achievement. At the threshold level, the Contingent Bonus will not be earned unless performance for at least two of the performance goals for 2022 are within the 40th to 49th percentile of the Peer Group average performance level for 2022. Payment of any amount in excess of 100% of the Contingent Bonus will be subject to achievement of all corporate performance goals at a level better than the Peer Group average performance.
Contingent Bonus Payment Criteria Under 2021 Executive Officer Incentive Plan
Performance Level	Performance Criteria	Bonus Payment
Threshold	At least two of the performance goals set for 2022 are achieved at a level of 40th to 49th percentile of the peer group performance	100% of Contingent Bonus
Target	All performance goals for 2022 are achieved at 50th to 59th percentile of the peer group performance	115% of Contingent Bonus
Maximum	All performance goals for 2022 are achieved at 60th percentile or greater than the peer group performance	125% of Contingent Bonus
For Mr. McCormick 8.5% of the 2021 Executive Officer Incentive Plan (all amounts above 30% of base salary) are subject to the one-year Contingent Bonus payment feature and will only pay out in early 2023 if the additional criteria for 2022 are met. Messrs. Ozimek, Salvador, Leonard and Curley’s awards were not greater than 30% of base salary and, therefore, 0% was subject to the one-year Contingent Bonus payment feature.
The Compensation Committee believes that the Executive Officer Incentive Plan, as currently structured with the long-term performance feature, encourages and rewards executives for achievement of key corporate performance goals that will contribute to long-term sustained performance, drive long-term shareholder value creation, and encourage executive decision-making that mitigates long-term risk. Moreover, the Committee believes that payment levels relative to base salary percentages are generally consistent with Peer Group bonus compensation levels and serve to reward executives for superior performance over more than one year with enhanced performance-based compensation in lieu of increased fixed compensation.
2021 Contingent Bonus Payments from 2020 Executive Officer Incentive Plan
For Mr. McCormick 27% of the 2020 Executive Officer Incentive Plan was subject to the 2021 Contingent Bonus payment criteria. For Messrs. Ozimek, Salvador, Leonard and Curley this amount was 12%. Based on 2021 performance, the named executive officers received a bonus payment in early 2022 for 2021 performance, at the target level of 100%, of the Contingent Bonus based on achieving two of the three metrics. Return on Average Assets Ratio was below the 40th percentile of the Peer Group average, Efficiency Ratio was 43rd percentile of the Peer Group average, and the Tier 1 Risk-Based Capital Ratio was 100th percentile relative to the Peer Group average. The amounts paid in 2021 under the 2020 Executive Officer Incentive Plan to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, were $263,250, $49,200, $72,000, $72,000, and $45,000, respectively.
Long-Term Compensation
Long-Term Incentive Program
The Company maintains a long-term incentive compensation program through the 2019 Equity Incentive Plan which was approved by our shareholders at our 2019 annual meeting, and the Performance Bonus Plan applicable to Messrs. McCormick and Salvador and performance-based stock appreciation units issued to Mr. Leonard. The 2019 Equity Incentive Plan provides for annual grants of equity-based awards of which restricted stock units and performance awards are required by the award agreement to be settled in cash, the Performance Bonus Plan provides for a cash payment equal to the increase in value from the change in control over the stock price at the date of grant of the award and the performance-based stock appreciation units provide for a cash payment to Mr. Leonard upon a termination in connection with a change in control based upon the appreciation in value of TrustCo’s common stock between the date of his award and the date of the occurrence of a change in control or Mr. Leonard’s termination, whichever value is greater. The Company believes that compensation derived from the value of our common stock ties the interests of the named executive officers with those of our shareholders and thereby drives long-term success.
The 2019 Equity Incentive Plan was established to advance the interests of the Company and its shareholders by providing employees, including the executive officers, an opportunity to acquire equity or equity-based ownership in the Company along with the incentive advantages inherent in compensation tied to the value of our common stock. The 2019 Equity Incentive Plan allows for the grant of a variety of equity-based awards, including stock options, restricted stock, restricted stock units and performance shares. The

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
2019 Equity Incentive Plan is administered by the Compensation Committee, which is empowered to determine the amount and recipients of awards and the other terms and conditions of awards to be granted thereunder, including the exercise price, vesting conditions, and expiration dates. In 2016 we ceased granting stock options to our named executive officers and began granting restricted stock units and performance shares that settle in cash.
When granting equity-based awards to any of the named executive officers, the Compensation Committee reviews the executive officer’s position and individual performance in light of the Company’s goals to drive long-term performance and tie the interests of the named executive officers with those of our shareholders. The Compensation Committee also reviews awards granted to similarly situated officers at Peer Group companies. Ultimately, however, the Compensation Committee makes discretionary judgments based on these factors and its ongoing assessment and understanding of TrustCo and its executive officers. Awards are designed to ensure that each named executive officer has a sense of ownership in the financial growth and the growth in total shareholder return of the Company.
We grant our equity awards in the fall, before the end of our fiscal year, at the same time that we determine bonus compensation amounts and performance goals for the next fiscal year. In making the 2021 annual equity awards, the Compensation Committee sought to award a specific present value of long-term compensation in the form of time-vested and performance-vested awards to each of the named executive officers based on their position and contributions to the Company. Consistent with the Company’s continued emphasis on performance-based compensation tied to specific corporate goals, in 2021 the Compensation Committee maintained its practice of weighting the awards more heavily towards performance-vested awards (performance shares) and allocated 60% of the equity awards to performance shares that vest based on financial metrics over the following three fiscal years (see below) and 40% in time-vested restricted stock units. The Compensation Committee also continued its practice of paying these awards on vesting in cash because it believes such payment will have a more beneficial impact on our stock price, as it would be less dilutive to shareholders. Executive officers are also encouraged to use the cash received upon vesting to purchase stock in the open market in order to satisfy the Company’s robust stock ownership requirements.
Restricted Stock Unit Awards
In November 2021, the Compensation Committee granted the following restricted stock unit awards to each of the named executive officers for 2021 performance:
Named Executive Officer	Restricted Stock Units(1)
Robert J. McCormick	10,368
Michael M. Ozimek	2,962
Scot R. Salvador	2,962
Robert M. Leonard	4,147
Kevin M. Curley	2,962
(1)
In 2021 the amount of this award was determined as a dollar amount. The number of units issued was based on that amount divided by the closing stock price ($33.76) on the day of issue (November 16, 2021).

The periods of restriction applicable to the restricted stock unit awards will lapse in three equal vesting periods in November of 2022, 2023, and 2024, respectively. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Upon a change in control of TrustCo the restricted stock units will be settled in accordance with the provisions of the plan, which contains a “double-trigger” change in control acceleration provision. All restricted stock units are settled in cash only; no shares of the Company’s common stock will be issued in connection with the lapse of the period of restriction applicable to the units.
The definition of “change in control” is contained in the 2019 Equity Incentive Plan and is substantially the same as the definition contained in the senior executives’ employment agreements and the Performance Bonus Plan described below (and also substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code). The Compensation Committee believes that the definition of change in control is customary within the banking industry and that the circumstances under which change in control benefits would vest or become payable are reasonable.
	Restricted Stock Units Vesting in 2021
Named Executive Officer	Number of 2018 Shares that Vested (#)(1)	Amount of Cash Received on Vesting ($)(1)	Number of 2019 Shares that Vested (#)(2)	Amount of Cash Received on Vesting ($)(2)	Number of 2020 Shares that Vested (#)(3)	Amount of Cash Received on Vesting ($)(3)
Robert J. McCormick	1,740	58,116	2,199	73,447	3,069	103,886
Michael M. Ozimek	262	8,751	683	22,812	1,058	35,813
Scot R. Salvador	957	31,964	683	22,812	1,058	35,813
Robert M. Leonard	957	31,964	1,062	35,471	1,482	50,166
Kevin M. Curley	262	8,751	986	32,932	1,058	35,813
(1)	On November 19, 2021, one-third of the 2018 restricted stock unit awards vested.
(2)	On November 19, 2021, one-third of the 2019 restricted stock unit awards vested.
(3)	On November 17, 2021, one-third of the 2020 restricted stock unit awards vested.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Performance Share Awards
In November 2021 the Compensation Committee granted the following performance-based equity awards to each of the named executive officers:
Named Executive Officer	Performance Shares at Target (1)
Robert J. McCormick	15,551
Michael M. Ozimek	4,444
Scot R. Salvador	4,444
Robert M. Leonard	6,221
Kevin M. Curley	4,444
(1)
In 2021 the amount of this award was determined as a dollar amount. The number of units issued was based on that amount divided by the closing stock price ($33.76) on the day of issue (November 16, 2021).

Each performance share represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo common stock. The performance shares generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of the corporate performance goals set forth at the time of grant. The three-year performance period for the 2021 awards runs from January 1, 2022 through December 31, 2024 (the “Performance Period”). Based on shareholder input, beginning in 2017 the vesting of these performance share awards is based on the achievement of two performance metrics. The performance goals remained the same for awards made in 2021 as the awards granted in 2020. They are return on average equity and the ratio of nonperforming assets to total assets. Additionally, if non-performing assets to total assets of the Company increases by more than 75% during one or more quarters of the Performance Period, the total amount of cash to be paid pursuant to these performance share awards shall be reduced by one quarter.
The Company’s return on average equity is measured as the average of each of the three years within the defined performance period against a comparative group of peer institutions with vesting and payout occurring at the end of the performance period. The following table outlines the peer ranking and the corresponding adjustment factor:
Return on Average Equity for the Performance Period
Percentile Ranking	Factor
Above 60th percentile of the Peer Group	150%
50th - 59th percentile of the Peer Group	100%
40th - 49th percentile of the Peer Group	75%
Below 40th percentile of the Peer Group	0%
Performance shares may vest, prior to the end of the performance period upon the death, disability, or retirement of a participant on a pro rata basis and will be settled at the end of the performance period based on the Company’s performance. In the event of a change in control of TrustCo during the performance period, awards will be settled based on the higher of actual performance or target at the time of the change in control. The payment of shares will be governed by the terms of the 2019 Equity Incentive Plan.
Achievement of 2018 Performance Share Awards
In 2018, the named executive officers each received performance share awards which had a three-year performance period that expired on December 31, 2021.
Named Executive Officer	Threshold	Target	Maximum
Robert J. McCormick	5,875	7,833	11,750
Michael M. Ozimek	881	1,175	1,763
Scot R. Salvador	3,231	4,308	6,462
Robert M. Leonard	3,231	4,308	6,462
Kevin M. Curley	881	1,175	1,763
Achievement of the performance-goals condition was measured as the Company’s return on average equity measured as the average of each of the three years against a comparative group of peer institutions for the Performance Period.
Percentile Ranking	Factor
Above 60th percentile of the Peer Group	150%
50th - 59th percentile of the Peer Group	100%
40th - 49th percentile of the Peer Group	75%
Below 40th percentile of the Peer Group	0%
In 2022, it was determined that the Return on Average Equity performance goal for the 2018 awards was achieved at the target level and the annualized earnings per share growth was less than 5% during the period. Accordingly, the awards were paid out at target

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
level but reduced by one-third. Thus, Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley received cash payments of $173,945, $26,082, $95,666, $95,666 and $26,082, respectively, with respect to the 2018 performance share awards, based on the $33.31 closing price per share of TrustCo common stock on December 31, 2021.
Performance Bonus Plan and Performance-Based Stock Appreciation Unit Awards
The Company adopted the Performance Bonus Plan for its most senior executive officers in 1997, and it was amended and restated in 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. This plan provides cash compensation to Messrs. McCormick and Salvador in the event of a change in control of the Company based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a change in control. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Messrs. McCormick and Salvador were each awarded 104,940 units in 2004 at a price of $53.90 per unit and $65.75 per unit, respectively. In 2014, in connection with Mr. Leonard’s promotion to the senior executive management team, the Company granted Mr. Leonard an award of 60,000 performance-based stock appreciation units with a per-unit price of $34.75 under a separate agreement with him (the “PSAUs”). The PSAUs are similar to the awards issued to Messrs. McCormick and Salvador under the Performance Bonus Plan, however, the PSAUs pay out in cash solely upon a “double trigger” (that is both a change in control and termination of employment) and Mr. Leonard will not receive a tax gross-up to cover potential excise taxes under Section 4999 of the Internal Revenue Code. The PSAUs will become vested upon (i) a termination of Mr. Leonard’s employment without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of Mr. Leonard without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive cash compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or Mr. Leonard’s termination (whichever value is greater). Although the Company is not actively seeking to be acquired, the Compensation Committee understands that regional banking institutions such as the Company are continually subject to acquisition by third parties.
The Performance Bonus Plan and the PSAUs were designed to accomplish two objectives with respect to these senior executive officers. First, the plan is intended to reward the executive officers for a successful strategic acquisition that is in the best interest of our shareholders. Second, because it is unlikely that following any change in control, TrustCo’s senior executive officers would continue to have the same level of responsibility and compensation as they currently have with TrustCo and inasmuch as these senior executive officers may perceive significant risks in any such reduced responsibility and compensation resulting from any such acquisition, the Performance Bonus Plan and the PSAUs, along with the change in control benefits available under the senior executives’ employment agreements, are designed to encourage these highly qualified executives to remain with the Company through the consummation of such acquisition and to attract other executives as may be necessary.
The Compensation Committee believes that the definition of change in control in the Performance Based Plan and the PSAUs (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. Messrs. Ozimek and Curley do not participate in the Performance Bonus Plan and have not been awarded PSAUs.
Other Annual Benefits
Annual Benefits
The Company provides certain other annual benefits to the named executive officers in order to maintain the market competitiveness of our overall compensation package and to support the executive officers in meeting the needs of the business. In addition to the specific reasons set forth below for providing these benefits, the Compensation Committee believes they help to provide a comprehensive compensation program that fosters the retention of our current executive officers and also serves to attract new highly talented, results-driven executives as the need may arise. The benefits provide a value that outweighs the cost to the Company since the benefits provide for maximized productivity and availability of our executives, adding to our company’s success. The Committee continues to evaluate these benefits based on needs of the business and prevailing market practices and trends.
Executive Medical Reimbursement Plan
All of our named executive officers are participants in the Company’s executive medical reimbursement plan. The plan is intended to provide for the reimbursement of medical, hospitalization, and dental expenses that exceed the deductible or co-payment limits under the Company’s general medical insurance plans. The plan is to ensure the executives health and welfare in order to ensure business continuity and provide them with a certain level of financial security in the face of extraordinary medical expenses, thus ensuring they remain focused on the Company’s business goals.

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Use of Company Cars
The Company provides all of the named executive officers with the use of a car. The Compensation Committee believes that this benefit is generally consistent with industry practice (a majority of the Peer Group companies provide a similar benefit) and recognizes and rewards the named executive officers for their achievement to the level of a senior executive.
Club Memberships
The Company provides all of the named executive officers with membership in a club of their choice. The Compensation Committee believes that this benefit is generally consistent with industry practice (many of the Peer Group companies provide a similar benefit) and provides a platform for the executives to entertain clients and potential clients of the Company in a more informal environment, and fosters interaction with other community leaders, which is intended to drive business development and, ultimately, Company performance.
Financial Planning
The Company pays for the cost of financial planning services for all of the named executive officers by a professional consulting firm in order to allow our executives to focus more on business responsibilities. This benefit is extended to a select group of executives based upon their individual situations and positions within the Company and is intended to enhance the overall efficiency of the Company’s executive compensation program. It helps to ensure that the participating executive officers consider and properly plan for various estate and income tax consequence associated with their compensation programs, taking into account their individual circumstances, and allows for them to maintain their focus on Company business.
Additional Tax Payments
The Company makes additional annual payments to the named executive officers to ensure that the effect of the above-mentioned other annual benefits is tax neutral to the executives. Given that these benefits are generally designed with a business purpose, this additional tax benefit ensures that the value of these other annual benefits is not diminished and does not create additional financial consequences for the executives.
Retirement Compensation
The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.
Retirement Plan and Profit Sharing/401(k) Plan
The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen” in 2006, and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. Each of the named executive officers participates in the Retirement Plan, and in the Profit Sharing/401(k) Plan.
Supplemental Retirement Plan
The Company maintains a Supplemental Retirement Plan (“SERP”), which is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the SERP are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum deferral of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the SERP. Because the Compensation Committee established the plan to provide the supplemental retirement benefits described above, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are considered annual compensation and are not taken into account when determining other components of annual compensation.
The Compensation Committee believes that the SERP, together with the Retirement Plan and the Profit Sharing/401(k) Plan, promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly-compensated employees, and an employee must be selected by the board of directors to participate in the Plan. In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code and its implementing regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The Committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP, as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. A similar provision was added to Messrs. Leonard’s, Ozimek’s, and Curley’s employment agreements upon their promotion to the senior executive management team in December 2018. For the 2021 plan year, the Company paid in January 2022 Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley cash payments of $676,620, $421,158, $403,104, $403,839 and $410,319, respectively, in lieu of the SERP. All amounts currently accrued under the SERP will remain accrued until the separation of service of the executive. Of the Company’s named executive officers, only Messrs. McCormick and Salvador are participants in the SERP.
Employment Agreements
As discussed in more detail below, TrustCo and Trustco Bank entered into employment agreements in 2008 (which are substantially identical to each other) with Messrs. McCormick and Salvador that generally provide for their annual compensation and benefits and certain termination benefits in connection with a change in control. Specifically, these agreements provide for (i) a change in control/severance payment upon the earlier to occur of a change in control or a termination of the executive’s employment within one year prior to a change in control in an amount equal to 2.99 times his annual compensation in effect at the time of his termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within two years following a change in control. In addition, the agreements provide for the reimbursement of certain post termination medical expenses in the event of a termination of the executive’s employment (i) on account of death, disability, or retirement at any time during his employment, or (ii) for any reason (other than for cause) within two years following a change in control. Although these legacy agreements are structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, the agreements also provide for a tax gross-up payment, if necessary, to mitigate against any excise tax that might be imposed under Section 4999 and ensure that the executives receive the full intended change in control/severance payment, should any such excise tax be imposed. As noted above, these employment agreements, along with the Performance Bonus Plan, are intended to reward the Company’s most senior executive officers for a successful strategic acquisition of TrustCo and Trustco Bank that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition in order to ensure a stable management team through the consummation of such transaction.
In 2013, in connection with his promotion to the senior executive management team, TrustCo and Trustco Bank also entered into an employment agreement with Mr. Leonard, and in 2018, in connection with their promotion to the senior executive management team, TrustCo and Trustco Bank also entered into employment agreements with Mr. Ozimek and Mr. Curley. Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s employment agreement each provide for certain termination benefits in connection with a change in control. Specifically, they shall receive a change in control/severance payment in an amount equal to 2.99 times annual compensation in effect at the time of termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within one year prior to or two years following a change in control. They each receive the same medical reimbursement benefits and perquisites provided to Messrs. McCormick, and Salvador upon the termination of his employment for death, disability, retirement, or for any reason (other than for cause) within two years following a change in control. While Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s agreements are also structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, they do not provide for a similar excise tax gross-up. Similar to the employment agreements for Messrs. McCormick and Salvador, Mr. Leonard’s, Mr. Ozimek’s, and Mr. Curley’s employment agreements are intended to encourage the executive to remain with the Company up to and through the consummation of a successful strategic acquisition of TrustCo and Trustco Bank in order to ensure a stable management team through the consummation of such transaction.
Compensation Risk Management, Policies and Practices
Stock Ownership Guidelines
The Company’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The board believes directors and designated members of senior management should have a financial investment in the Company. As CEO, Mr. McCormick is expected to own (including options to acquire shares and other equity-based awards that are not performance-based) a number of shares equal in value to four times his base salary, and as Executive Vice Presidents, Messrs. Salvador, Leonard, Ozimek, Curley and Schreck are each expected to own a number of shares equal in value to two times their base salary (including options to acquire shares and other equity-based awards that are not performance-based). These guidelines for members of senior management are expected to be achieved within five years of being appointed to their positions. As of December 31, 2021, Messrs. McCormick Salvador, Leonard, Curley, and Schreck have achieved compliance with the requirements. Mr. Ozimek is within the five-year period allotted for the accumulation of the required value of shares. Shares acquired through the exercise of stock options or through other compensation-related awards must be retained by directors and members of senior

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
management until the required share ownership threshold has been met, provided, however that the holding requirement applies to the net after-tax amount of vested shares. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on Trustco Executive Officers” and in the Outstanding Equity Awards-December 31, 2021 table.
Each Director is expected to beneficially own at least 400 shares (including options to acquire shares and other compensation-related awards as provided by the guidelines). As of December 31, 2021, all directors have satisfied the ownership requirement except for Mr. Powell, who is within the five-year period allotted for the accumulation of the required number of shares.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits all of our executive officers and directors, as well as additional persons who are subject to our Insider Trading Policy, from engaging in any hedging or monetization transactions or similar arrangements with respect to any of our equity securities held by them and also prohibits them from pledging any of their Company equity securities, including by holding such shares in a margin account. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities including buying or selling puts or calls or purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. The hedging and pledging restrictions are set forth in the TrustCo Insider Trading Policy, which can be found under the investor relations link on the Company’s website. Individuals who are not covered employees are not subject to this policy.
Clawback Policy
In July of 2016, TrustCo adopted an Executive Compensation Clawback Policy that provides for the recovery by the Company of certain elements of compensation received by executive officers of the Company if the Company is required to restate its financial statements or if an executive officer has committed an act of material fraud or misconduct. The policy is reviewed annually by the board.
In general, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with a financial reporting requirement under the securities laws, regardless of whether such restatement is a result of misconduct, and the Compensation Committee determines that one or more of the Company’s executive officers covered by the Clawback Policy received incentive-based compensation in excess of what should have been received based on the restatement during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, the Company must recover the amount of such excess compensation, subject to certain limited exceptions.
In addition, to the extent that the Compensation Committee determines that one or more of its executive officers committed one or more willful acts of material fraud or material misconduct that directly or indirectly had a material adverse effect on the Company, the Compensation Committee may require such officers to forfeit or reimburse the Company for some or all of the incentive-based compensation or other variable compensation awarded to or received by such officers during the twelve-month period following the commission of the acts of fraud or misconduct and/or occurrence of a material adverse effect.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE:	Thomas O. Maggs, Chair
Dennis A. DeGennaro
Brian C. Flynn
Lisa M. Lucarelli
Anthony J. Marinello, MD, PhD
Curtis N. Powell
Kimberly A. Russell
Frank B. Silverman

TrustCo Bank Corp NY 2022 Proxy Statement	29

EXECUTIVE COMPENSATION
Executive Compensation Payments and Awards
The following table sets forth the compensation awarded to, paid to, or earned by the named executive officers of TrustCo for services rendered in all capacities to TrustCo and its subsidiaries for the fiscal years indicated.
2021 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-equity Incentive Plan Compensation(2)	Change to Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)
Robert J. McCormick Chairman, President & Chief Executive Officer, TrustCo and Trustco Bank	2021	975,000	—	875,026	555,750	—	778,554	3,184,330
	2020	975,000	—	725,004	628,875	79,994	748,189	3,157,062
	2019	975,000	—	725,008	658,125	75,599	602,449	3,036,181
Michael M. Ozimek Executive Vice President & Chief Financial Officer TrustCo and Trustco Bank	2021	410,000	—	250,026	166,050	—	501,327	1,327,403
	2020	385,000	—	250,003	248,325	10,170	460,047	1,353,545
	2019	360,000	—	225,006	243,000	8,385	312,864	1,149,255
Scot R. Salvador Executive Vice President Commercial Banking, TrustCo and Trustco Bank	2021	600,000	—	250,026	243,000	—	483,720	1,576,746
	2020	600,000	—	250,003	387,000	68,141	468,805	1,773,949
	2019	600,000	—	225,006	405,000	61,702	432,322	1,724,030
Robert M. Leonard Executive Vice President Corporate Services and Risk, TrustCo and Trustco Bank	2021	600,000	—	350,024	243,000	—	481,909	1,674,933
	2020	550,000	—	350,003	354,750	47,339	672,582	1,974,674
	2019	500,000	—	350,000	337,500	44,994	686,935	1,919,429
Kevin M. Curley Executive Vice President Retail Banking, TrustCo and Trustco Bank	2021	375,000	—	250,026	151,875	—	502,867	1,279,768
	2020	325,000	—	250,003	192,375	60,719	451,746	1,279,843
	2019	275,000	—	325,001	185,625	54,559	342,695	1,182,880
(1)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”), for the stock awards (consisting of restricted stock units and performance shares) granted in 2021, 2020, and 2019. The assumptions made in the valuation of the awards are described in note 9 to TrustCo’s consolidated financial statements for the years ended December 31, 2021, 2020, and 2019 under the heading “Stock Based Compensation Plans-Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the performance shares set forth above, the Company assumed the achievement of the performance goal at the target level. If the Company assumed the achievement of the performance goal at the maximum performance level, the grant date fair value of the 2021 performance share awards for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, would be $787,503, $225,044, $225,044, $315,031, and $225,044, respectively. Additional information about the awards is presented below under the heading “Plan-Based Awards for 2021.”

(2)
The amounts in this column were determined in accordance with the Executive Officer Incentive Plan and the performance measures thereunder approved by the board of directors. The amounts in the column reflect payments made under the 2021 award that are not subject to the 2022 contingent bonus payments as well as the 2021 contingent bonus payments based on the 2020 award, both of which were paid in 2022. The operation of the Executive Officer Incentive Plan is discussed in the Compensation Discussion and Analysis under “2021 Executive Officer Incentive Plan” and below under “Plan-Based Awards” for the 2021 awards and above under “2021 Contingent Bonus Payment Criteria” for the 2021 contingent bonus payments. If the 2022 contingent bonus payments under the 2021 Executive Officer Incentive plan pay out at the maximum level, Mr. McCormick will receive an additional $103,594. This amount is based upon his approved salary for 2022.

(3)
The amounts in this column are derived from the change in value of vested benefits accrued under the Retirement Plan of Trustco Bank. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally. For the period December 31, 2020 to December 31, 2021 the decrease in the actuarial liability for the pension plans for Messrs. McCormick, Ozimek, Salvador, Leonard and Curley was $10,424, $2,238, $11,151, $5,934 and $10,263 respectively.

(4)
The amounts in this column include all other compensation paid to the named executive officers including tax gross-ups (of $43,553, $32,888, $33,107, $31,860, and $38,954 for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively, for 2021) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley is compensation paid to them under their employment agreements representing the incremental amount that would have been credited to them for 2021 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008 and, in the case of Messrs. Leonard, Ozimek and Curley, had they been participants. For 2021, the Company paid $676,620, $421,158, $403,104, $403,839 and $410,319 to Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, respectively, in lieu of such Supplemental Retirement Plan contributions. TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees under which the Company offers to match employee contributions, subject to certain limits. For 2021, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley was $13,050.

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EXECUTIVE COMPENSATION
Plan-Based Awards for 2021
The following two tables set forth information relating to grants of plan-based awards to the named executive officers during 2021 and to stock options, restricted stock units, and performance shares held by the named executive officers as of December 31, 2021. All non-equity incentive plan awards were made under the Trustco Bank Executive Officer Incentive Plan as it was in effect during 2021, and all awards of stock options, restricted stock units, and performance shares were made under the 2019 Equity Incentive Plan.
Grants of Plan-Based Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Executive Officer Incentive Plan)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Shares)(3)			All Other Stock Awards: Number of Shares of Stock or Units (Restricted Stock Units)(7) (#)	Grant Date Fair Value of Stock and Option Awards(8) ($)
Name	Grant Date(1)	Threshold ($)(4)	Target ($)(5)	Maximum ($)(6)	Threshold (#)	Target (#)	Maximum (#)
Robert J. McCormick		195,000	585,000	828,750
	11/16/2021				11,664	15,551	23,327		525,002
	11/16/2021							10,368	350,024
Michael M. Ozimek		82,000	184,500	246,000
	11/16/2021				3,333	4,444	6,666		150,029
	11/16/2021							2,962	99,997
Scot R. Salvador		120,000	270,000	360,000
	11/16/2021				3,333	4,444	6,666		150,029
	11/16/2021							2,962	99,997
Robert M. Leonard		120,000	270,000	360,000
	11/16/2021				4,666	6,221	9,332		210,021
	11/16/2021							4,147	140,003
Kevin M. Curley		75,000	168,750	225,000
	11/16/2021				3,333	4,444	6,666		150,029
	11/16/2021							2,962	99,997
(1)	The dates in this column represent the grant date for the equity incentive plan awards reported in this table (performance shares and restricted stock units).
(2)
The amounts in these columns indicate the total estimated possible payouts available under the 2021 Executive Officer Incentive Plan. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the amount payable if the specified performance targets under the plan are achieved. Please refer to the discussion below and to the Compensation Discussion and Analysis. The amounts actually earned by the named executive officers for 2021 are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Awards” column.

(3)
The amounts in these columns indicate the estimated future payouts available to the named executive officers with respect to awards of performance shares under the Equity Incentive Plan. Threshold refers to the minimum amount of performance shares for which payment may be made assuming the minimum performance levels established under the November 16, 2021 awards under the plan are satisfied. Maximum refers to the maximum payout possible under such awards. If the conditions to the awards are satisfied, settlement of the awards will be made only in cash. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(4)	The amount reflected in this column assumed that all goals are met at the threshold level. The amount paid would be reduced on a pro rata basis for each performance goal not met.
(5)
The amount reflected in this column assumes goals are met a target level and assumes that TrustCo’s performance is better than the prior year on an absolute basis. In this scenario, Mr. McCormick would receive a payout of 60% of his base salary. Messrs. Ozimek, Salvador, Leonard and Curley would receive a payout of 45% of their base salaries. If the performance was within the 50th and 59th percentile of the peer group but the year-over-year absolute performance of TrustCo was not better than the prior year, the target award payment would be reduced to 45% of base salary for Mr. McCormick and 30% of base salary for Messrs. Ozimek, Salvador, Leonard and Curley.

(6)
The amount reflected in this column assumes goals are met a maximum level. In this scenario, Mr. McCormick would receive a payout of 85% of his base salary. Messrs. Ozimek, Salvador, Leonard and Curley would receive a payout of 60% of their base salaries.

(7)
The period of restriction applicable to the awards of restricted stock units under this heading lapse in three equal vesting periods in November of 2022, 2023, and 2024, respectively. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Following lapse of the period of restriction, settlement of the awards will be made only in cash.

(8)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) for the stock awards (consisting of restricted stock units and performance shares) in 2021. The assumptions made in the valuation of the awards are described in note 9

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EXECUTIVE COMPENSATION
to TrustCo’s consolidated financial statements for the years ended December 31, 2021 under the heading “Stock Based Compensation Plans-Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the performance shares set forth above, the Company assumed the achievement of the performance goal at the target level.
The Company’s Compensation Committee established three weighted performance measures for 2021 under the Executive Officer Incentive Plan. The performance measures for 2021 were (i) Return on Average Assets, (ii) Efficiency Ratio, and (iii) the Tier 1 Risk-Based Capital Ratio. The ROAA and Efficiency Ratio measures each had a 30% weighting and the Tier 1 Risk-Based Capital Ratio had a weighting of 40%. Bonus payments under the plan were subject to the Company’s achievement of specified, weighted performance measures for 2021 relative to the performance of TrustCo’s peer group for 2021 as follows:
•
If TrustCo’s results under a performance measure were equal to 40th to 49th percentile of the peer group performance (provided performance is better than 2020 performance on an absolute basis) the bonus was to be 15% of base salary multiplied by the weighting factor of that performance measure.

•
For Target 1, If TrustCo’s results under a performance measure were equal to 50th to 59th percentile of the peer group median performance the bonus was to be 45% of base salary for Mr. McCormick and 30% of base salary for Messrs. Ozimek, Salvador, Leonard and Curley multiplied by the weighting factor of that performance measure.

•
For Target 2, If TrustCo’s results under a performance measure were equal to 50th to 59th percentile of the peer group median performance (provided performance is better than 2020 performance on an absolute basis) the bonus was to be 60% of base salary for Mr. McCormick and 45% of base salary for Messrs. Ozimek, Salvador, Leonard and Curley multiplied by the weighting factor of that performance measure.

•
If TrustCo’s results under a performance measure were 60th percentile or greater than that of the peer group median performance the bonus was to be 85% of base salary for Mr. McCormick and 60% of base salary for Messrs. Ozimek, Salvador, Leonard and Curley multiplied by the weighting factor of that performance measure.

The Compensation, Discussion and Analysis describes in greater detail the performance measures established under the Executive Officer Incentive Plan for 2021.
On November 16, 2021, TrustCo approved awards of restricted stock units and performance shares to its named executive officers, all of which were made under the 2019 Equity Incentive Plan. The restricted stock unit awards will settle in cash in three equal increments in November 2022, 2023, and 2024, respectively. In addition, vesting of units may accelerate upon certain events, including the death, disability, or retirement of an award holder. Each performance share represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo common stock as of the last trading day of the performance period. The performance shares generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2021 awards runs from January 1, 2022 through December 31, 2024. Additional information regarding the performance shares is provided above in the Compensation Discussion and Analysis.

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EXECUTIVE COMPENSATION
Outstanding Equity Awards as of December 31, 2021
The following table provides information on the stock options, shares of restricted stock, restricted stock units and performance shares held by the named executive officers as of December 31, 2021.
Name	Option Awards					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)
		(#)	(#)	($)		(#)	($)	(#)	($)
Robert J. McCormick	11/19/2013	15,801		35.25	11/19/2023	—	—	—	—
	11/18/2014	10,000	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	10,001	—	32.15	11/17/2025	—	—	—	—
	11/19/2019	—	—	—	—	2,200(4)	73,282	—	—
	11/19/2019	—	—	—	—	—	—	14,847(5)	494,554
	11/17/2020	—	—	—	—	6,138(6)	204,457	—	—
	11/17/2020	—	—	—	—	—	—	20,715(7)	690,017
	11/16/2021	—	—	—	—	10,368(8)	345,358	—	—
	11/16/2021	—	—	—	—	—	—	15,551(9)	518,004
Michael M. Ozimek	11/20/2012	240		25.85	11/20/2022	—	—	—	—
	11/19/2013	1,100	—	35.25	11/19/2023	—	—	—	—
	11/18/2014	750	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	1,450	—	32.15	11/17/2025	—	—	—	—
	11/19/2019	—	—	—	—	682(4)	22,717	—	—
	11/19/2019	—	—	—	—	—	—	4,608(5)	153,492
	11/17/2020	—	—	—	—	2,117(6)	70,517	—	—
	11/17/2020	—	—	—	—	—	—	7,143(7)	237,933
	11/16/2021	—	—	—	—	2,962(8)	98,664	—	—
	11/16/2021	—	—	—	—	—	—	4,444(9)	148,030
Scot R. Salvador	11/19/2013	8,001		35.25	11/19/2023	—	—	—	—
	11/18/2014	5,600	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	5,601	—	32.15	11/17/2025	—	—	—	—
	11/19/2019	—	—	—	—	682(4)	22,717	—	—
	11/19/2019	—	—	—	—	—	—	4,608(5)	153,492
	11/17/2020	—	—	—	—	2,117(6)	70,517	—	—
	11/17/2020	—	—	—	—	—	—	7,143(7)	237,933
	11/16/2021	—	—	—	—	2,962(8)	98,664	—	—
	11/16/2021	—	—	—	—	—	—	4,444(9)	148,030
Robert M. Leonard	11/19/2013	1,600		35.25	11/19/2023	—	—	—	—
	11/18/2014	5,601	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	5,601	—	32.15	11/17/2025	—	—	—	—
	11/19/2019	—	—	—	—	1,062(4)	35,375	—	—
	11/19/2019	—	—	—	—	—	—	7,169(5)	238,799
	11/17/2020	—	—	—	—	2,963(6)	98,698	—	—
	11/17/2020	—	—	—	—	—	—	10,001(7)	333,133
	11/16/2021	—	—	—	—	4,147(8)	138,137	—	—
	11/16/2021	—	—	—	—	—	—	6,221(9)	207,222
Kevin M. Curley	11/19/2013	440		35.25	11/19/2023	—	—	—	—
	11/18/2014	890	—	36.10	11/18/2024	—	—	—	—
	11/17/2015	1,450	—	32.15	11/17/2025	—	—	—	—
	11/19/2019	—	—	—	—	986(4)	32,844	—	—
	11/19/2019	—	—	—	—	—	—	6,656(5)	221,711
	11/17/2020	—	—	—	—	2,117(6)	70,517	—	—
	11/17/2020	—	—	—	—	—	—	7,143(7)	237,933
	11/16/2021	—	—	—	—	2,962(8)	98,664	—	—
	11/16/2021	—	—	—	—	—	—	4,444(9)	148,030
(1)	Awards of options vest in equal increments on each of the first through fifth anniversaries of the date of the award and become fully vested on the fifth anniversary.
(2)	Stock options are exercisable for ten years from the date of grant.
(3)	Market value is based upon the $33.31 closing price on the Nasdaq Stock Market of TrustCo’s common stock on December 31, 2021.
(4)	Represents the unvested portion of the restricted stock units awarded on November 19, 2019, which will vest in full in November 2022. As noted above, settlement of the units will be in cash.

TrustCo Bank Corp NY 2022 Proxy Statement	33

EXECUTIVE COMPENSATION
(5)
Vesting and payment of the performance shares awarded on November 19, 2019 are subject to the achievement of certain performance goals. The number and value of such awards in the table above is based on the assumed achievement of the goals at the maximum level of achievement.

(6)
Represents the unvested portion of the restricted stock units awarded on November 17, 2020, which will vest in two equal vesting periods in November 2022 and 2023. As noted above, settlement of the units will be in cash.

(7)
Vesting and payment of the performance shares awarded on November 17, 2020 are subject to the achievement of certain performance goals. The number and value of such awards in the table above is based on the assumed achievement of the goals at the maximum level of achievement.

(8)
Represents restricted stock units awarded on November 16, 2021, which will vest in in three equal vesting periods in November of 2022, 2023 and 2024. As noted above, settlement of the units will be in cash.

(9)
Vesting and payment of the performance shares awarded on November 16, 2021, are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance Share Awards.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 150% of the target level. If the performance goals are achieved, settlement of the awards will be in cash.

In addition to the awards noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick and Salvador under this plan. As further discussed above in the Compensation Discussion and Analysis, the value of the performance bonus units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 2004, Mr. McCormick was awarded 104,940 units at a price of $53.90 per unit, and in 2004, Mr. Salvador was awarded 104,940 units at a price of $65.75 per unit. In 2014, under a separate Performance Based Stock Appreciation Unit Agreement between him and TrustCo, Mr. Leonard was issued 60,000 performance-based stock appreciation Units at price of $34.75 per unit. All of the unit prices, under the TrustCo Bank Corp NY Performance Bonus Plan or Mr. Leonard’s separate agreement, were set at the closing TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.
Stock Options Exercised and Stock Vesting
The table below provides information on an aggregated basis concerning each exercise of stock options during 2021 by, and each vesting of awards of restricted stock units and performance shares for each of the named executive officers:
	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert J. McCormick	1,160	6,658	12,230	409,393
Michael M. Ozimek	—	—	2,786	93,458
Scot R. Salvador	3,488	27,572	5,570	186,256
Robert M. Leonard	—	—	6,373	213,267
Kevin M. Curley	—	—	3,089	103,578
(1)
Value realized on options exercised is based upon the difference between the closing stock price on the date the options are exercised and the exercise price of the option on the date it was granted. The below chart reflects the closing prices and option exercise prices for the various options exercised.

Name	Closing Stock Price	Option Exercise Price
Robert J. McCormick	Exercise Date = 9/3/2021 $31.59	$25.85
Scot R. Salvador	Exercise Date = 11/29/2021 $32.35 Exercise Date = 2/25/2021 $34.80 Exercise Date = 11/29/2021 $32.35	$25.85
(2)
The amounts under “Stock Awards” aggregates the share equivalents deemed acquired, and cash value realized, upon the vesting and settlement during 2021 of one-third of the restricted stock units awarded in 2018, 2019 and 2020, and the completion on December 31, 2021 of the three-year performance period applicable to the performance shares awarded in 2018. In January 2022, the Compensation Committee determined that the performance targets were achieved at the target level for the 2018 performance shares, and therefore the performance shares were paid at 100% of the target amount.

34	TrustCo Bank Corp NY 2022 Proxy Statement

EXECUTIVE COMPENSATION
Pensions and Nonqualified Deferred Compensation Benefits
As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a profit sharing/401(k) plan covering substantially all employees. Benefits under the pension plan were frozen effective December 31, 2006, and the plan was closed to new participants effective December 31, 2006. Only years of service prior to that date qualify for credit under the plan. Benefits under the pension plan are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation for purposes of the pension plan includes that compensation which is treated as Federal Insurance Contributions Act (FICA) wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:
Regular Benefit:
1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus
Supplemental Benefit:
3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.
The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.
Pension Benefits as of December 31, 2021
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	465,421	—
Michael M. Ozimek	Retirement Plan of Trustco Bank	4	38,885	—
Scot R. Salvador	Retirement Plan of Trustco Bank	11	344,258	—
Robert M. Leonard	Retirement Plan of Trustco Bank	18	280,923	—
Kevin M. Curley	Retirement Plan of Trustco Bank	15	299,388	—
(1)
The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2021, with the retirement age being assumed to be the normal retirement age defined in the plan.

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:
Early Retirement
Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%
Messrs. McCormick (age 58 with 11 years of credited service), Leonard (age 59 with 18 years credited service), Salvador (age 55 with 11 years credited service) and Curley (age 55 with 15 years credited service) were eligible for early retirement in 2021.

TrustCo Bank Corp NY 2022 Proxy Statement	35

EXECUTIVE COMPENSATION
Nonqualified Deferred Compensation as of December 31, 2021
The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	—	—	—	—	1,584,836
Scot R. Salvador	—	—	—	—	722,574
Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The deferred supplemental account balance of a participant on any valuation date may not exceed $7.0 million.
Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank, and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions are made on behalf of the participants. As noted previously, however, the annual increment that would have been added to the SERP aggregate balance was paid subsequent to 2021 directly to the named executive officer who was a participant in the SERP, as follows: Mr. McCormick $676,620, Mr. Salvador $403,104. In addition, Mr. Leonard was paid $403,839, Mr. Ozimek was paid $421,158, and Mr. Curley was paid $410,319 as a supplemental bonus calculated in the same manner as the SERP increment for the other executive officers.
Potential Payments upon Termination or Change in Control
Employment Agreements
As noted above, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Salvador, Leonard, Ozimek, and Curley which provide for certain change in control/severance payments and benefits. The agreements for Messrs. McCormick and Salvador are substantially the same, and the agreements for Messrs. Leonard, Ozimek, and Curley are substantially the same.
In the event the employment of Mr. McCormick or Mr. Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation to be paid in a single lump sum within 10 days following the change in control. The employment agreement also provides for an excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
Upon termination of employment of Mr. McCormick or Mr. Salvador (i) upon their death, disability or retirement or (ii) for any reason other than good cause within two years following a change in control, TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. In addition, if any of these executives’ employment is terminated for any reason other than good cause within two years following a change in control, TrustCo must transfer the executive’s Company car (at book value) and club membership to the executive.
In the event the employment of Mr. Leonard, Mr. Ozimek, or Mr. Curley is terminated by the Company for any reason other than good cause or by Mr. Leonard, Mr. Ozimek, or Mr. Curley for good reason (i) within twelve months prior to a change in control or (ii) within two years following a change in control, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days following the later of a change in control or his termination. These executives are not entitled to any excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

36	TrustCo Bank Corp NY 2022 Proxy Statement

EXECUTIVE COMPENSATION
Upon the termination of Mr. Leonard’s, Mr. Ozimek’s, or Mr. Curley’s employment (i) upon their death, disability or retirement, or (ii) by the Company for any reason other than good cause or by the executive for good reason within two years following a change in control, the executive is entitled to the same medical expense reimbursement as provided to Messrs. McCormick and Salvador, described above. Mr. Leonard, Mr. Ozimek, and Mr. Curley will also be entitled to the same transfer of Company car and country club membership upon their termination by the Company for any reason other than good cause or by the executive for good reason within two years following a change in control as provided to Messrs. McCormick and Salvador, described above.
Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.
Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A. Section 409A regulations provide the following:
•
subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank,

•
a change in the effective control occurs only on the date that either: (i) any one person or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election, or

•
a change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under Messrs. Leonard’s, Ozimek’s and Curley’s employment agreements, “good reason” means (i) any substantial diminution in the executive’s job responsibilities or material adverse change in his title or status, (ii) a reduction in his base salary or failure to maintain his benefits at a level comparable to the level in effect at the effective date of the agreement, (iii) a determination by the Company, for reasons other than good cause, not to renew the term of the agreement, or (iv) the relocation of executive’s principal place of employment by more than 50 miles from the Company’s main headquarters as of the effective date of the agreement.
Each of the employment agreements for Messrs. McCormick and Salvador defines “termination” to include the unilateral election of the executive to terminate the employment agreement and his employment with TrustCo and Trustco Bank or the executive otherwise experiences a “separation from service” within the meaning of Treasury Department Regulations under Section 409A of the Internal Revenue Code.
Performance Bonus Plan and PSAU Agreement
The Performance Bonus Units awarded to Messrs. McCormick and Salvador under the Performance Bonus Plan vest on the earlier of a change in control or the termination of their employment for reasons other than cause within one year prior to a change in control. Payment of the value of the units must be made within ten days after the change in control. In the event that the amount payable under the Performance Bonus Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the plan also provides for an excise tax gross-up payment to the executives. The PSAUs granted to Mr. Leonard become vested upon (i) a termination of the executive without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of the executive without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or their termination (whichever is greater).
TrustCo Bank Corp NY Equity Incentive Plans
At the 2019 annual meeting the shareholders approved the TrustCo Bank Corp NY 2019 Equity Incentive Plan. In the event of a participant’s termination without cause within twenty-four months following a change in control of TrustCo, all options and stock appreciation rights will fully vest. Restricted stock and restricted stock units that vest based solely on time shall immediately vest and

TrustCo Bank Corp NY 2022 Proxy Statement	37

EXECUTIVE COMPENSATION
restricted stock, restricted stock units and performance shares that vest on the achievement of performance goals shall vest as to a pro rata payment at target based on the number of months’ service during the performance period, provided that if the performance period has been completed prior to the participant’s termination and the restricted stock remains restricted and restricted stock units have not been settled then the restricted stock restrictions shall lapse and the restricted stock units shall be paid out based on actual performance and in all events any amounts shall be settled and paid out on or immediately following the date of termination (but in no event later than thirty days following such date).
Under the TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan and the award agreements under such plan, the options will become fully vested upon retirement, disability, or death. In addition, all options that were issued in 2016 or before will become fully vested upon a change in. With respect to options awarded under the plan granted after January 1, 2017, there is no automatic vesting based solely upon a change in control, subject to certain exceptions. Rather, if a participant is terminated by the company or a subsidiary without cause within twenty-four months after a change in control, all options will become immediately exercisable. The board or the Compensation Committee has authority under the 2010 Equity Incentive Plan to accelerate vesting of awards upon certain corporate events, including a change in control.
The following table reflects the amount of compensation payable to each of the named officers, upon a change in control or in the event of the termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2021, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2021, which was $33.31. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

38	TrustCo Bank Corp NY 2022 Proxy Statement

EXECUTIVE COMPENSATION
Termination or Change in Control Payments
Name	Termination for "Good Cause"(1) ($)	Resignation By Officer Without Change in Control ($)	Termination by Company Without Good Cause and Without Change in Control(2) (6) ($)	Retirement Without Change in Control(3) ($)	Disability(4) ($)	Death(5) ($)	Change in Control or Termination in Connection With a Change in Control(10) (12) ($)
Robert J. McCormick
Salary and Bonus(7)	—	—	2,207,370	82,875	82,875	682,875	4,576,943
Health insurance and other perquisites	—	—	1,392,233	1,392,233	1,392,233	1,392,233	1,442,233
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	465,421	465,421	465,421	465,421	465,421	465,421	465,421
Supplemental Retirement Plan(9)	—	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11) (12)	—	—	—	571,309	1,194,406	1,194,406	1,129,252
Total	465,421	2,050,257	5,649,860	4,096,674	4,719,771	5,319,771	9,198,684
Michael M. Ozimek
Salary and Bonus(7)	—	—	997,208	—	—	600,000	1,722,390
Health insurance and other perquisites	—	—	1,272,507	1,272,507	1,272,507	1,272,507	1,322,507
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	38,885	38,885	38,885	38,885	38,885	38,885	38,885
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan	—	—	—	—	—	—	—
Equity incentives(11) (12)	—	—	—	185,112	377,011	377,011	348,864
Total	38,885	38,885	2,308,600	1,496,504	1,688,403	2,288,403	3,432,645
Kevin M. Curley
Salary and Bonus(7)	—	—	937,194	—	—	600,000	1,575,356
Health insurance and other perquisites	—	—	1,048,248	1,048,248	1,048,248	1,048,248	1,098,248
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	299,388	299,388	299,388	299,388	299,388	299,388	299,388
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan	—	—	—	—	—	—	—
Equity incentives(11) (12)	—	—	—	228,801	430,826	430,826	425,419
Total	299,388	299,388	2,284,830	1,576,437	1,778,462	2,378,462	3,398,411
Scot R. Salvador
Salary and Bonus(7)	—	—	1,246,104	—	—	600,000	2,520,570
Health insurance and other perquisites	—	—	1,711,317	1,711,317	1,711,317	1,711,317	1,761,317
Tax gross-up payment	—	—	—	—	—	—	2,074,299
Pension Benefits(8)	344,258	344,258	344,258	344,258	344,258	344,258	344,258
Supplemental Retirement Plan(9)	—	722,574	722,574	722,574	722,574	722,574	722,574
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11) (12)	—	—	—	188,138	380,037	380,037	351,890
Total	344,258	1,066,832	4,024,253	2,966,287	3,158,186	3,758,186	7,774,908
Robert M. Leonard
Salary and Bonus(7)	—	—	1,246,839	—	—	600,000	2,520,570
Health insurance and other perquisites	—	—	829,674	829,674	829,674	829,674	879,674
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	280,923	280,923	280,923	280,923	280,923	280,923	280,923
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity incentives(11) (12)	—	—	—	276,741	548,951	548,951	517,506
Total	280,923	280,923	2,357,436	1,387,338	1,659,548	2,259,548	4,198,673
(1)
Under the employment agreements of Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, “good cause” means the commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the officer.

(2)
The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Ozimek, Salvador, Leonard, and Curley, assuming no changes in the amount of base salary after termination and payments under the Executive Officer Incentive Plan and the additional amount payable in lieu of contributions to the Supplemental Retirement Plan. The employment agreements of Messrs. McCormick and Salvador renewed as of January 1, 2020 for a new term of three years each. The amounts presented in this column take into account the remaining year of the term for each such agreement. The employment agreement of Messrs. Leonard, Ozimek, and Curley renew annually for a new term of one year. The amounts presented in this column take into account the term for such agreements.

(3)
“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2021, Messrs. McCormick, Leonard, Salvador and Curley were eligible for early retirement.

TrustCo Bank Corp NY 2022 Proxy Statement	39

EXECUTIVE COMPENSATION
(4)
“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon by the boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)
The Company provides a death benefit to all employees through a third-party insurance company under which it makes a payment, in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(6)
Includes for the remaining term of the named executive officer’s employment agreement, annual salary, bonus payment under the Company’s 2021 Executive Officer Incentive Plan, and an amount equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the Trustco Bank and TrustCo Bank Corp NY Supplemental Retirement Plan as such plan was in effect on December 31, 2007 and had it not been amended to cease additional benefit accruals following December 31, 2008 and had the officer participated in the plan.

(7)
Based on the terms of the 2021 Executive Officer Incentive Plan, the contingent portion of the award, if applicable, will be payable to the executive. Pay out as a result of disability or retirement without a change in control will be prorated. Pay out as a result of death will be as normal. For all other reasons, including a change in control, this portion of the plan will be forfeited.

(8)
The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(9)
The amounts disclosed represent the aggregate balance as of December 31, 2021 for each of Messrs. McCormick and Salvador. Messrs. Leonard, Ozimek, and Curley do not participate in the supplemental retirement plan.

(10)
Because the issue price is greater than the closing stock price on December 31, 2021, Messrs. McCormick and Salvador would not receive a payout from their Performance Bonus Plan. Mr. Leonard would also not receive a payment under the Performance-Based Stock Appreciation Unit Agreement as the closing value on December 31, 2021 ($33.31) was lower than his grant price ($34.75).

(11)
The amounts disclosed in the columns headed “Retirement without Change in Control,” “Disability,” and “Death” represent the amount payable to the named executive officer upon such events under the applicable equity incentive plan. The amounts presented assume satisfaction of the performance targets at the targeted levels for 2019, 2020 and 2021.

(12)
The amounts disclosed in the column headed “Termination and Change in Control” represent the payment to the named executive officer upon the accelerated vesting (or, as appropriate, lapse of restrictions) of awards under TrustCo’s equity incentive plans if a change in control occurred, and such officer were terminated, on December 31, 2021, and assumes the resulting amount is paid in cash.

Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation for our median paid employee, as well as the ratio of this employee’s total compensation compared to the total compensation of our President and CEO.
For fiscal 2021, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than Mr. McCormick) was $37,801; and
•	The annual total compensation of Mr. McCormick, our President and CEO was $3,184,330.
Based on this information, the ratio for 2021 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 84 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:
•
We identified our employee population on December 31, 2021, including all full-time, part-time, temporary, and seasonal employees employed on that date. This date was selected because it aligned with the calendar and fiscal year-end and allowed us to identify employees in a reasonably efficient manner.

•
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2021. In making this determination, we annualized the compensation of fulltime and part-time permanent employees who were employed on December 31, 2021 but did not work for us the entire year. TrustCo maintains an extensive branch network staffed by both full-time and part-time employees. No full-time equivalent adjustments were made for part-time employees

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees who were included in the calculation.
•
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, Total compensation was then annualized based on this employee’s date of hire in 2021, resulting in annual total compensation of $37,801.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.

40	TrustCo Bank Corp NY 2022 Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION POLICIES AND PRACTICES THAT PRESENT MATERIAL RISKS TO THE COMPANY
The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short-term (Executive Officer Incentive Plan) and longer-term (2019 Equity Incentive Plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the 2010 Equity Incentive Plan as well as the 2019 Equity Incentive Plan, expressly provide that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s compensation program and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation program and practices, the Compensation Committee has concluded that the risks arising therefrom are not reasonably likely to have a material adverse effect on the Company.
DIRECTOR COMPENSATION
Compensation paid or awarded to members of TrustCo’s board of directors who are not also executive officers of TrustCo or Trustco Bank is comprised of a meeting fee of $10,000 and awards under TrustCo’s Director Plan and Directors Performance Bonus Plan.
2021 Director Compensation Table
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
	($)	($)	($)	($)
Dennis A. DeGennaro	120,000	20,020	—	140,020
Brian C. Flynn	120,000	20,020	—	140,020
Lisa M. Lucarelli	121,500	20,020	—	141,520
Thomas O. Maggs	120,000	20,020	—	140,020
Anthony J. Marinello, MD, PhD	120,000	20,020	—	140,020
Curtis N. Powell	30,000	20,020	—	50,020
Kimberly A. Russell	121,500	20,020	—	141,520
Frank B. Silverman	121,500	20,020	—	141,520
(1)
The board has adopted a stipend for directors who travel on board business or participate in company-suggested training sessions (whether or not out-of–town travel is required), said stipend being in the amount of $1,500.00 for the first day of training or travel on a single trip and $1,000.00 for each additional day of training or travel on the same trip. As reflected above, during 2021, Ms. Lucarelli, Ms. Russell and Mr. Silverman each received additional compensation as a result of this stipend.

(2)
The stock awards column represents the aggregate grant date fair value of restricted stock units granting during the fiscal year, calculated in accordance with FASB ASC 718. For each director, the number of units granted was determined by the Compensation Committee. The assumptions made in the valuation of the awards are described in Note 9 to TrustCo’s consolidated financial statements for the year ended December 31, 2021 under the heading “Stock Based Compensation Plans-Equity Awards.” As of December 31, 2021: directors DeGennaro, Flynn, Lucarelli, Maggs, Marinello, Powell, Russell, and Silverman each had 593 unvested restricted stock units.

The table below provides information on an aggregated basis concerning each exercise of stock options during 2021 by members of the Board of Directors. There remains no outstanding options, granted under TrustCo’s Director Plan and prior directors’ stock option plans, held by current TrustCo directors.
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Dennis A. DeGennaro	400	2,868
Thomas O. Maggs	400	2,868
Anthony J. Marinello, MD, PhD	400	2,868
(1)
Value realized on options exercised is based upon the difference between the closing stock price on the date the options are exercised and the exercise price of the option on the date it was granted. The options exercise by Messrs. DeGennaro, Maggs, and Marinello all had a grant price of $25.70 and an exercise price of $32.87.

TrustCo Bank Corp NY 2022 Proxy Statement	41

EXECUTIVE COMPENSATION
During 2021, directors were awarded restricted stock units equivalent to 593 shares of TrustCo common stock under the 2019 Equity Incentive Plan. The periods of restriction applicable to the restricted stock unit awards will lapse in full in November of 2022 and the award will be settled in cash. The restricted stock units do not entitle the director to any dividend declared on TrustCo common stock or to vote the units.
Also during 2021, the period of restriction lapsed with respect to the following:
Name	Grant Date	Shares Vested (#)	Vesting Price ($)	Value of Shares Vested ($)
Dennis A. DeGennaro	11/20/2018	132	33.40	4,409
	11/17/2020	635	33.85	21,495
Brian C. Flynn	11/20/2018	132	33.40	4,409
	11/17/2020	635	33.85	21,495
Lisa M. Lucarelli	11/20/2018	132	33.40	4,409
	11/17/2020	635	33.85	21,495
Thomas O. Maggs	11/20/2018	132	33.40	4,409
	11/17/2020	635	33.85	21,495
Anthony J. Marinello, MD, PhD	11/20/2018	132	33.40	4,409
	11/17/2020	635	33.85	21,495
Kimberly A. Russell	11/17/2020	635	33.85	21,495

Frank B. Silverman	11/17/2020	635	33.85	21,495

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan (the “Directors Performance Bonus Plan”), which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded Performance Bonus Units, the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “Change in Control” as defined in the Directors Performance Bonus Plan. (The definition of Change in Control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made upon the earlier of (1) 15 days prior to the scheduled date of consummation of a Change in Control or (ii) if not announced, the date of the consummation of the Change in Control. Dr. Marinello, Mr. Maggs and Mr. DeGennaro were each awarded 6,996 units under the Directors Performance Bonus Plan. Dr. Marinello’s shares have a base price of $29.75 per unit, Mr. Maggs shares have a base price of $52.95 per unit and Mr. DeGennaro shares have a base price of $31.65 per unit. Mr. Flynn, Ms. Lucarelli, Mr. Powell, Ms. Russell and Mr. Silverman have not been awarded any director performance bonus units at this time.

42	TrustCo Bank Corp NY 2022 Proxy Statement

EXECUTIVE COMPENSATION
Ownership of Trustco Common Stock by Certain Beneficial Owners
TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:
Name and Address	Amount	Percent(3)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,803,457 (1)	14.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,302,042(2)	6.8%
(1)
Based solely upon an Amendment to Schedule 13G/A filed with the SEC by Blackrock, Inc. on January 27, 2022. According to the filing, BlackRock, Inc. filed the Schedule 13G amendment as the parent holding company or control person of Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC with BlackRock Fund Advisors beneficially owning 5% or greater of the outstanding shares of TrustCo common stock. BlackRock, Inc. reported ownership of 2,803,457shares in the aggregate, including sole voting power over 2,765,553 shares and sole dispositive power over 2,803,457 shares.

(2)
Based solely upon an Amendment to Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2022. According to the filing, The Vanguard Group reported ownership of 1,302,042 shares in the aggregate, including shared power to vote or direct the vote with respect to 25,802 shares, sole power to dispose of or direct the disposition of 1,262,147 shares and shared power to dispose or direct the disposition of 39,895 shares.

(3)	Based on 20,045,684 shares issued and outstanding as of December 31, 2021.

TrustCo Bank Corp NY 2022 Proxy Statement	43

EXECUTIVE COMPENSATION
Executive Officer and Director Stock Ownership
Name	Amount	Percent (2)
Dennis A. DeGennaro (1) (3)	23,802	*
Brian C. Flynn (1) (4)	2,387	*
Lisa M. Lucarelli (1) (5)	2,053	*
Thomas O. Maggs (1) (6)	14,638	*
Robert J. McCormick (1) (7)	361,683	1.9%
Anthony J. Marinello (1) (8)	22,673	*
Curtis N. Powell (1) (9)	0	*
Kimberly A. Russell (1) (10)	3,600	*
Frank B. Silverman (1) (11)	4,152	*
Kevin M. Curley (12)	28,596	*
Michael Hall (13)	2,805	*
Robert M. Leonard (14)	38,550	*
Michael M. Ozimek (15)	7,410	*
Scot R. Salvador (16)	62,269	*
Eric W. Schreck (17)	22,792	*
All current executive officers and directors as a group (15 persons) (18)	597,410	3.1%
(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Based on 20,045,684 shares issued and outstanding as of December 31, 2021. Beneficial ownership of less than 1% is denoted by an asterisk.
(3)	Voting or investment power shared by Mr. DeGennaro’s spouse or other immediate family members as to 23,802 shares.
(4)	Voting or investment power held by Mr. Flynn and his spouse or other immediate family members as to 2,387 shares.
(5)	Voting or investment power for Ms. Lucarelli as to 2,053 shares.
(6)	Voting or investment power held by Mr. Maggs and his spouse or immediate family members as to 14,638 shares.
(7)
Includes for Mr. McCormick 237,050 shares owned directly by Mr. McCormick or his immediate family and 88,831 shares that are held indirectly by Mr. McCormick or his immediate family. Also includes currently exercisable options to acquire 35,802 shares.

(8)	Voting or investment power held by Dr. Marinello and his spouse or other immediate family members as to 22,673 shares.
(9)	Voting or investment power held by Mr. Powell and his spouse or other immediate family members as to 0 shares.
(10)	Voting or investment power held by Ms. Russell as to 3,600 shares.
(11)	Voting or investment power held by Mr. Silverman as to 4,152 shares.
(12)	Includes for Mr. Curley currently exercisable options to acquire 2,780 shares.
(13)	Includes for Mr. Hall currently exercisable options to acquire 225 shares.
(14)	Includes for Mr. Leonard currently exercisable options to acquire 12,802 shares.
(15)	Includes for Mr. Ozimek currently exercisable options to acquire 3,540 shares.
(16)	Includes for Mr. Salvador currently exercisable options to acquire 19,202 shares.
(17)	Includes for Mr. Schreck currently exercisable options to acquire 580 shares.
(18)
Total shares listed include all individuals previously listed within this chart as well as the 22,792 shares, which includes 580 shares of currently exercisable options, beneficially owned by Eric W. Schreck.

On December 31, 2021, the Financial Services Department of Trustco Bank held 327,217 shares of TrustCo common stock as executor, trustee, and agent (1.70% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

44	TrustCo Bank Corp NY 2022 Proxy Statement

EXECUTIVE COMPENSATION
Transactions With Trustco and Trustco Bank Directors, Executive Officers, and Associates
The Company has adopted written policies and procedures for the review, approval, or ratification of transactions with its directors and executive officers and other related persons, such as immediate family members of directors and executive officers. TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.
Certain directors and executive officers of TrustCo and Trustco Bank, or businesses or other organizations with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that these persons will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.
Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr, and Donovan, LLP, a law firm in which Thomas R. McCormick, brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2021, $236,860 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP.
Trustco Bank has entered into lease agreements with six lessor entities affiliated with Mr. Silverman, in his capacity as 100% owner of Leesburg Development 2, LLC (the lessor described in the Leesburg, FL column below), and 49.5% owner of each of five other lessor entities (the “partially owned lessors”), for commercial properties at which Trustco Bank branch offices are located, as described in more detail below. Mr. Silverman does not control, manage or have policy-making functions at any of the partially-owned lessors. These lease arrangements are on arms’ length terms. The leases and their relevant terms are as follows:
	Altamonte, FL	Avalon Park, FL	Katonah, NY	Leesburg, FL	Lake Square, FL	Vero Beach, FL
Rent Start Date	4/1/2014	4/1/2008	4/1/2013	8/1/2006	8/1/2007	2/1/2018
Lease Term End Date	3/31/2029	3/31/2028	3/31/2033	7/31/2036	7/31/2027	1/31/2033
Annual Rent	$65,890	$88,184	$80,850	$42,650	$85,926	$69,900
Annual Fees (1)	13,449	14,419	40,364	9,926	15,481	21,347
Aggregate Est. Future Payments (2)	608,154	694,182	1,488,976	52,576(4)	617,701	1,119,668
Estimated Expected Interest (3)	301,036	343,620	737,043	—	305,762	554,235
(1)	Annual fees include common area maintenance, property insurance and property taxes.
(2)	This amount is inclusive of rent and fees and excludes sales taxes. It is based on the amount from January 1, 2022 through the end of each respective lease term.
(3)	This amount represents Mr. Silverman’s 100% interest in the Leesburg, FL property and 49.5% interest in the remaining properties.
(4)
The Leesburg, FL property was sold by Leesburg Development 2, LLC in May 2021, and Mr. Silverman retained no interest in it following the sale. The amount of rental and other payments made by the Company under this lease from January 1, 2021 through the date of sale was $52,576.

In addition, Mr. Silverman, immediate family members and organizations with which he is associated are deposit customers of Trustco Bank and have obtained loans and other extensions of credit from Trustco Bank, each of which were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons.

TrustCo Bank Corp NY 2022 Proxy Statement	45

EXECUTIVE COMPENSATION
Insurance For Indemnification of Officers and Directors
TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Michael M. Ozimek, Scot R. Salvador, and Robert M. Leonard contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Zurich American Insurance Company for the primary coverage and a series of insurance companies for supplemental layers of coverage effective for the one-year period from October 10, 2021 to October 10, 2022. The cost of this insurance was $345,923 and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2021.
DELINQUENT SECTION 16(a) REPORTS
Under Section 16 of the Exchange Act of 1034, as amended, our directors, executive officers and any persons holding more than 10% of our common stock are required to report to the SEC initial ownership of our common stock and any subsequent changes in ownership. The SEC has established specific filing due dates, and we are required to disclose any failure to file required ownership reports by these dates. Based solely on a review of forms filed with the SEC and the written representations of such persons, we are aware of no late Section 16(a) filings other than a late Form 4 for Mr. Ozimek reporting the purchase of shares in November 2021.
SEC Form 10-K
TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.
Code of Conduct
Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082. The Code of Conduct also is available on the Company’s web site at www.trustcobank.com under the “Investor Relations” link.
Shareholder Proposals
Shareholder proposals and the submission by shareholders of director nominees in connection with any forthcoming Annual Meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo’s proxy statement and form of proxy for the Annual Meeting of shareholders expected to be held in May of 2022 must meet the requirements established by the SEC for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 2, 2022. Proposals intended to be considered at the 2023 Annual Meeting, but that are not to be included in TrustCo’s proxy statement, must be received at TrustCo’s principal executive offices no later than February 15, 2023. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.
Trustco Shareholders
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED (ADDITIONAL METHODS OF VOTING ARE DETAILED ON THE PROXY CARD). IF YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO PARTICIPATE. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

46	TrustCo Bank Corp NY 2022 Proxy Statement

TRUSTCO BANK CORP NY
ATTN: MICHAEL HALL
5 SARNOWSKI DRIVE
GLENVILLE, NY 12302

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73419-P69569

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUSTCO BANK CORP NY

The Board of Directors recommends you vote FOR the following proposal:

1. Election of the following nominees for election to one-year terms expiring at the 2023 Annual Meeting of Shareholders as set forth in the proxy statement

Nominees:	**For**	**Against**	**Abstain**
1a. Dennis A. DeGennaro	☐	☐	☐
1b. Brian C. Flynn	☐	☐	☐
1c. Lisa M. Lucarelli	☐	☐	☐
1d. Thomas O. Maggs	☐	☐	☐
1e. Anthony J. Marinello, M.D., Ph.D.	☐	☐	☐
1f. Robert J. McCormick	☐	☐	☐
1g. Curtis N. Powell	☐	☐	☐
1h. Kimberly A. Russell	☐	☐	☐
1i. Frank B. Silverman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	**Against**	**Abstain**
2. Approval of a non-binding advisory resolution on the compensation of TrustCo's named executive officers as disclosed in the proxy statement.	☐	☐	☐
3. Ratification of the appointment of Crowe LLP as TrustCo's independent auditors for 2022 as disclosed in the proxy statement.	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D73420-P69569

REVOCABLE PROXY
TRUSTCO BANK CORP NY
Annual Meeting of Shareholders
May 19, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The person whose name and signature appears hereon hereby appoints the Honorable Barry D. Kramer (Retired) and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote as indicated herein, all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting, to be held at 10:00 AM Eastern Time, on May 19, 2022, at the Trustco Bank Loan Center, 6 Metro Park Road, Albany, NY 12205, and at any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations noted on the reverse side of this card and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment thereof. The undersigned acknowledges receipt from TrustCo Bank Corp NY prior to the execution of this proxy of a Notice of the Annual Meeting, the Proxy Statement, and Annual Report.

Continued and to be signed on reverse side